UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 25, 2006

HIGHLAND CLAN CREATIONS CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-101133
(Commission File Number)

98-0379351
(IRS Employer Identification No.)

9 Commercial Blvd., Suite 200, Novato, California 94949
(Address of principal executive offices and Zip Code)

(415) 382-1390
Registrant’s telephone number, including area code

#17 - 936 Peace Portal Drive, Blaine, Washington 98230
(360) 306-5275
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

FORWARD LOOKING STATEMENTS

This current report contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operation or future financial performance, including, but not limited to, the following: statement relating to our ability to raise sufficient capital to finance our planned operations, our ability to develop viable drug product candidates, our ability to obtain positive preclinical trial results, successful clinical trials of our drug product candidates, our ability to receive necessary marketing clearance approvals from the FDA, our ability to successfully commercialize our drug product candidates, market acceptance of our drug product candidates, our ability to successfully compete in the marketplace, our ability to develop a research and development laboratory, our ability to recruit necessary laboratory staff and other employees, our ability to establish collaborative research programs with other parties including university laboratories, our ability to secure additional complementary technologies and licenses, our ability to license our technology to other parties and estimates of our cash expenditures for the next 12 to 24 months. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “intends”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” on page 5, which may cause our or our industry’s actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

In this report, unless otherwise specified, all dollar amounts are expressed in United States dollars and all references to “common shares” refer to the common shares in our capital stock.

As used in this current report and unless otherwise indicated, the terms “we”, “us” and “our company” refer to Highland Clan Creations Corp. and our wholly-owned subsidiary, Raptor Pharmaceutical Inc.

Item 2.01 Completion of Acquisition or Disposition of Assets

On May 25, 2006, we completed the Share Purchase Agreement we entered into on March 9, 2006 with Dr. Christopher Starr, Erich Sager, Dr. Todd Zankel and Falcon Corporate Investments Ltd. and acquired all of the issued and outstanding shares of Raptor Pharmaceutical Inc.

Pursuant to the Share Purchase Agreement, we issued to each of Drs. Starr and Zankel 3,000,000 shares of our common stock and to each of Falcon Corporate Investments Ltd. and Erich Sager 1,000,000 shares of our common stock. As a result, Raptor Pharmaceutical Inc. became a wholly owned subsidiary of our company. Also effective May 25, 2006, Brent McMullin and Brett Stewart resigned as our directors and officers. Raymond W. Anderson, Dr. Starr and Erich Sager have been appointed as our directors.

As a condition to the completion of the Share Purchase Agreement, we raised $5,000,000 in a private placement offering of 8,333,333 units at a price of $0.60 per unit, with each unit comprising one share of our common stock and one stock purchase warrant with an exercise price of $0.60 per share for a period of 18 months. For further details on the private placement, please see Item 3.02 Unregistered Sale of Equity Securities beginning on page 38.

On May 2, 2006, we entered into a Share Purchase Agreement for the sale of our legal and beneficial interest in all of the issued and outstanding shares of our wholly owned subsidiary, Bodysentials Health and Beauty Inc., constituting a disposition of all or substantially all of our business assets prior to our acquisition of Raptor Pharmaceutical Inc. The transaction and the Share Purchase Agreement were approved by resolutions of our Board of Directors and stockholders holding a majority of our common stock on May 2, 2006. The Share Purchase Agreement provides that we shall transfer all of the issued and outstanding shares of Bodysentials Health and Beauty Inc. to Universal Financial Consulting Inc. in exchange for the release of liability of our convertible loan of $100,000 plus accrued interest of approximately $10,000 owed to Universal Financial Consulting Inc. On May 25, 2006, we completed the Share Purchase Agreement to sell the shares of Bodysentials Health and Beauty Inc. to Universal Financial Consulting Inc. in escrow and the closing documents will be released from escrow on June 9, 2006, being 20 calendars days after we filed and mailed a definitive Information Statement on Schedule 14C to our stockholders.

On May 15, 2006, our Board of Directors unanimously approved to change the state of incorporation of our company from Nevada to Delaware by merging our company into a wholly owned subsidiary of our company that is incorporated under the laws of Delaware. We thereafter received the consent of stockholders holding a majority of the outstanding shares of our common stock. We will complete the agreement and plan of merger between our company and our wholly owned Delaware subsidiary and file the Articles of Merger with the State of Nevada and the State of Delaware to be effective on June 9, 2006, being 20 calendars days after we filed and mailed a definitive Information Statement on Schedule 14C to our stockholders. For further details, please see our Schedule 14C we filed with the United States Securities and Exchange Commission on May 17, 2006. For the sake of clarity and conciseness, we will refer to the Securities and Exchange Commission as the SEC for the balance of this current report on Form 8-K.

Since we have discontinued our previous business of producing of selling nutritional products and have now acquired all of the issued and outstanding shares of Raptor Pharmaceutical Inc., we plan to focus our efforts on implementing the business of Raptor Pharmaceutical Inc. Accordingly, we include in this current report on Form 8-K information on the business of Raptor Pharmaceutical Inc. that would be required if we were filing a general form for registration of securities on Form 10-SB.

EXECUTIVE SUMMARY

Raptor Pharmaceutical Inc. was incorporated in the State of Delaware on September 8, 2005. On January 27, 2006, Raptor Pharmaceutical Inc. purchased from BioMarin Pharmaceutical Inc. intellectual property owned by BioMarin Pharmaceutical Inc. for the research and development of the receptor-associated protein technologies, including three pending patent applications and two provisional patent applications. For further details on our intellectual property, please see the section on Intellectual Property beginning on page 23.

Raptor Pharmaceutical Inc. is an early stage, biotechnology research and development company involved in the development of novel drugs and drug-targeting platform, based on the use of receptor-associated protein. We believe that our receptor-associated protein technology may selectively target the delivery of engineered drugs to organs, tissues and cell types through the use of specific receptor systems. The brain delivery application of our receptor-associated protein technology, which we have named the NeuroTransTM, has demonstrated the potential to deliver therapeutic proteins to the brain in limited non-clinical studies.

Nearly 1,000 known genetic and neurodegenerative diseases affect the brain. Drug therapies often have difficulty reaching areas of the brain affected by diseases because the brain has evolved a protective barrier, commonly referred to as the blood-brain barrier, preventing the free passage of most blood components into the brain. This barrier is critical to the health of the brain as it excludes potentially harmful molecules circulating in the blood. A big part of the solution to the medical problem of brain and neurodegenerative diseases is the development of effective brain targeting and delivery technologies. The idea of delivering therapeutics into the brain in the least invasive way, using a natural receptor mediated transport mechanism of the blood-brain barrier, which is called transcytosis, is one of the goals of our scientific research. Transcytosis involves the selective receptor mediated transport of larger proteins and peptides across the specific layer of the blood-brain barrier. The subject of our research and development, the receptor-associated protein, is a natural human protein that can bind with receptors on the cell surfaces of endothelial cells on the blood side of the blood-brain barrier. A protein that binds to a receptor is referred to as a ligand for that receptor. When the receptor-associated protein binds with a receptor, they form a ligand receptor complex. This complex can then be transported across the endothelial cell and to the brain side of the blood-brain barrier. If we can fuse different protein drugs with the receptor-associated protein, we believe that the attached protein drugs can be transported across the blood-brain barrier as a part of ligand receptor complex and thereby may be able to reach the areas of the brain affected by diseases. For further details on our receptor-associated protein technology, please see the section on Our Current Business beginning on page 16.

Our management and scientific advisors have many years of experience in the drug delivery and protein therapeutic targeting and development areas. Our Chief Executive Officer, Dr. Christopher M. Starr, was a co-founder, Senior Vice President and Chief Scientific Officer of BioMarin Pharmaceutical Inc. Our Chief Scientific Officer, Dr. Todd Zankel, was the Senior Director of Research at BioMarin Pharmaceutical Inc. for eight years. Since its inception in 1997, BioMarin Pharmaceutical Inc. has developed and commercialized two enzyme replacement products based on the exploitation of receptor targeting to deliver therapeutic enzymes. For further details on our new management team, please see the section on Directors and Executive Officers beginning on page 33.

RISK FACTORS

Shares of our common stock are considered speculative during the development stage of our new business operations. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. The risks and uncertainties described below are not the only ones we face. Other risks and uncertainties, including those that we do not currently consider material, may impair our business. If any of the risks discussed below actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our securities to decline, and you may lose all or part of your investment. Prospective investors should consider carefully the risk factors set out below.

Risks Related to the Business of Raptor Pharmaceutical Inc.

If we fail to obtain the capital necessary to fund our operations, our financial results and financial condition will be adversely affected and we will have to delay or terminate some or all of our product development programs.

Our audited financial statements as of February 28, 2006 have been prepared assuming that we will continue as a going concern. As of February 28, 2006, we had an accumulated deficit of approximately $130.000. We expect to continue to incur losses for the foreseeable future and will have to raise substantial cash to fund our planned operations. Even though we raised approximately $5,000,000 of gross proceeds in a recent private placement offering of our securities, we expect to continue to spend substantial amounts of capital on our operations for the foreseeable future. The amount of additional capital we will need depends on many factors, including:

•	the progress, timing and scope of our non-clinical studies and clinical trials;

•	the time and cost necessary to obtain regulatory approvals;

•	the time and cost necessary to develop commercial manufacturing processes, including quality systems, and to build or acquire manufacturing capabilities;

•	the time and cost necessary to respond to technological and market developments; and

•	any changes made or new developments in our existing collaborative, licensing and other commercial relationships or any new collaborative, licensing and other commercial relationships that we may establish.

Moreover, our fixed expenses such as rent, license payments and other contractual commitments are substantial and will increase in the future. These fixed expenses will increase because we expect to enter into:

•	additional licenses and collaborative agreements;

•	additional contracts for consulting, maintenance and administrative services; and

•	additional financing facilities.

We believe that our cash and cash equivalents balances as of May 25, 2006 of approximately $4.8 million will be sufficient to meet our operating and capital requirements into the second quarter of 2008. These estimates are based on assumptions and estimates, including the availability of an anticipated $400,000 equipment loan from Square 1 Bank. These estimates do not consider the potential cash generated from the exercise of warrants issued in our May 2006 financing, which could generate up to an additional $5,000,000 in the next 18 months. These assumptions and estimates may prove to be wrong. We will need to sell equity or debt securities to raise additional funds in order to complete our research and development efforts. The sale of additional securities may result in additional dilution to our stockholders. Furthermore, additional financing may not be available in amounts or on terms satisfactory to us or at all. We may be unable to raise additional financing when needed due to a variety of factors, including our financial condition, the status of our research and development programs, and the general condition of the financial markets. If we fail to raise additional financing as we need such funds, we will have to delay or terminate some or all of our research and development programs, our financial condition and operating results will be adversely affected and we may have to cease our operations.

We are an early development stage biotechnology research and development company and may never be able to successfully develop marketable products.

We are an early development stage company and have not generated any revenues to date and have a limited operating history. All of our drug product candidates are in the concept stage and have not undergone significant testing in non-clinical studies or in clinical trials. Moreover, we cannot be certain that our research and development efforts will be successful or, if successful, that our drug product candidates will ever be approved for sales or generate commercial revenues. We have a limited relevant operating history upon which an evaluation of our performance and prospects can be made. We are subject to all of the business risks associated with a new enterprise, including, but not limited to, risks of unforeseen capital requirements, failure of drug product candidates either in non-clinical testing or in clinical trials, failure to establish business relationships, and competitive disadvantages as against larger and more established companies.

Even if we are able to develop our drug product candidates, we may not be able to receive regulatory approval, or if approved, we may not be able to generate significant revenues or successfully commercialize our products, which will adversely affect our financial results and financial condition and we will have to delay or terminate some or all of our research product development programs.

All of our drug product candidates are theoretical and will require extensive additional research and development, including non-clinical testing and clinical trials, as well as regulatory approvals, before we can market them. We cannot predict if or when any of the drug product candidates we intend to develop will be approved for marketing. There are many reasons that we may fail in our efforts to develop our drug product candidates. These include:

•	the possibility that non-clinical testing or clinical trials may show that our drug product candidates are ineffective and/or cause harmful side effects;

•	our drug product candidates may prove to be too expensive to manufacture or administer to patients;

•	our drug product candidates may fail to receive necessary regulatory approvals from the United States Food and Drug Administration or foreign regulatory authorities in a timely manner, or at all (For the sake of clarity and conciseness, we will refer to the United States Food and Drug Administration as the FDA for the balance of this current report on Form 8-K);

•	our drug product candidates, if approved, may not be produced in commercial quantities or at reasonable costs;

•	the drug product candidates, once approved, may not achieve commercial acceptance;

•	regulatory or governmental authorities may apply restrictions to our drug product candidates, which could adversely affect their commercial success; and

•	the proprietary rights of other parties may prevent us or our potential collaborative partners from marketing our drug product candidates.

If we fail to develop our drug product candidates, our financial results and financial condition will be adversely affected, we will have to delay or terminate some or all of our research product development programs and may be forced to cease operations.

If we are limited in our ability to utilize acquired or licensed technologies, we may be unable to develop, out-license, market and sell our products, which could cause delayed new product introductions, and/or adversely affect our reputation, any of which could have a material adverse effect on our business, prospects, financial condition, and operating results.

We have acquired certain proprietary technology and plan to further license various patents and proprietary technologies owned by third parties. These agreements are critical to our product development programs. These agreements may be terminated, and all rights to the technology and products will be lost, if we fail to perform our obligations under these agreements and licenses in accordance with their terms including, but not limited to, our ability to make all payments due under such agreements. Our inability to continue to maintain these technologies could materially adversely affect our business, prospects, financial condition, and operating results. In addition, our business strategy depends on the successful development of these licensed and acquired technologies into commercial products, and, therefore, any limitations on our ability to utilize these technologies may impair our ability to develop, out-license, market and sell our products, delay new product introductions, and/or adversely affect our reputation, any of which could have a material adverse effect on our business, prospects, financial condition, and operating results.

If we fail to compete successfully with respect to acquisitions, joint venture and other collaboration opportunities, we may be limited in our ability to develop new products and to expand our product pipeline.

Our competitors compete with us to attract established biotechnology and pharmaceutical companies or organizations for acquisitions, joint ventures, licensing arrangements or other collaborations. Collaborations include licensing proprietary technology from, and other relationships with, academic research institutions. If our competitors successfully enter into partnering arrangements or license agreements with academic research institutions, we will then be precluded from pursuing those specific opportunities. Since each of these opportunities is unique, we may not be able to find a substitute. Other companies have already begun many drug development programs, which may target diseases that we are also targeting, and have already entered into partnering and licensing arrangements with academic research institutions, reducing the pool of available opportunities.

Universities and public and private research institutions also compete with us. While these organizations primarily have educational or basic research objectives, they may develop proprietary technology and acquire patents that we may need for the development of our drug product candidates. We will attempt to license this proprietary technology, if available. These licenses may not be available to us on acceptable terms, if at all. If we are unable to compete successfully with respect to acquisitions, joint venture and other collaboration opportunities, we may be limited in our ability to develop new products and to develop and expand our product pipeline.

If we do not achieve our projected development goals in the time frames we announce and expect, the credibility of our management and our technology may be adversely affected and, as a result, our stock price may decline.

For planning purposes, we estimate the timing of the accomplishment of various scientific, clinical, regulatory and other product development goals, which we sometimes refer to as milestones. These milestones may include the commencement or completion of scientific studies and clinical trials and the submission of regulatory filings. From time to time, we may publicly announce the expected timing of some of these milestones. All of these milestones will be based on a variety of assumptions. The actual timing of these milestones can vary dramatically compared to our estimates, in many cases for reasons beyond our control. If we do not meet these milestones as publicly announced, our stockholders may lose confidence in our ability to meet these milestones and, as a result, our stock price may decline.

Our product development programs will require substantial additional future funding which could impact our operational and financial condition

It will take several years before we are able to develop marketable drug product candidates, if at all. Our product development programs will require substantial additional capital to successfully complete them, arising from costs to:

•	conduct research, non-clinical testing and human studies;

•	establish pilot scale and commercial scale manufacturing processes and facilities; and

•	establish and develop quality control, regulatory, marketing, sales, finance and administrative capabilities to support these programs.

Our future operating and capital needs will depend on many factors, including:

•	the pace of scientific progress in our research and development programs and the magnitude of these programs;

•	the scope and results of preclinical testing and human studies;

•	the time and costs involved in obtaining regulatory approvals;

•	the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims;

•	competing technological and market developments;

•	our ability to establish additional collaborations;

•	changes in our existing collaborations;

•	the cost of manufacturing scale-up; and

•	the effectiveness of our commercialization activities.

We base our outlook regarding the need for funds on many uncertain variables. Such uncertainties include the success of our research initiatives, regulatory approvals, the timing of events outside our direct control such as negotiations with potential strategic partners and other factors. Any of these uncertain events can significantly change our cash requirements as they determine such one-time events as the receipt or payment of major milestones and other payments.

Additional funds will be required to support our operations and if we are unable to obtain them on favorable terms, we may be required to cease or reduce further development or commercialization of our drug product programs, to sell some or all of our technology or assets, to merge with another entity or cease operations.

If we fail to demonstrate efficacy in our non-clinical studies and clinical trials our future business prospects, financial condition and operating results will be materially adversely affected.

The success of our development and commercialization efforts will be greatly dependent upon our ability to demonstrate drug product candidate efficacy in non-clinical studies, as well as in clinical trials. Non-clinical studies involve testing drug product candidates in appropriate non-human disease models to demonstrate efficacy and safety. Regulatory agencies evaluate these data carefully before they will approve clinical testing in humans. If certain non-clinical data reveals potential safety issues or the results are inconsistent with an expectation of the drug product candidate’s efficacy in humans, the regulatory agencies may require additional more rigorous testing, before allowing human clinical trials. This additional testing will increase program expenses and extend timelines. We may decide to suspend further testing on our drug product candidates or technologies if, in the judgment of our management and advisors, the non-clinical test results do not support further development.

Moreover, success in non-clinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and non-clinical testing. The clinical trial process may fail to demonstrate that our drug product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a drug candidate and may delay development of other drug product candidates. Any delay in, or termination of, our non-clinical testing or clinical trials will delay the filing of our Investigational New Drug application and New Drug Application with the FDA and, ultimately, our ability to commercialize our drug product candidates and generate product revenues. In addition, our clinical trials will involve small patient populations. Because of the small sample size, the results of these early clinical trials may not be indicative of future results. See page 21 for further discussion about government regulations of the biotechnology industry.

Following successful non-clinical testing, drug product candidates will need to be tested in a clinical development program to provide data on safety and efficacy prior to becoming eligible for product approval and licensure by regulatory agencies. From the first human trial through product approval can take many years and 10-12 years is not unusual.

If any of our future clinical development drug product candidates become the subject of problems, including those related to, among others:

•	efficacy or safety concerns with the drug product candidates, even if not justified;

•	unexpected side-effects;

•	regulatory proceedings subjecting the drug product candidates to potential recall;

•	publicity affecting doctor prescription or patient use of the drug product candidates;

•	pressure from competitive products; or

•	introduction of more effective treatments;

our ability to sustain our development programs will become critically compromised. For example, efficacy or safety concerns may arise, whether or not justified, that could lead to the suspension or termination of our clinical programs.

Each clinical phase is designed to test attributes of the drug and problems that might result in the termination of the entire clinical plan can be revealed at any time throughout the overall clinical program. The failure to demonstrate efficacy in our clinical trials would have a material adverse effect on our future business prospects, financial condition and operating results.

If we do not obtain the support of key scientific collaborators, it may be difficult to establish products using our technologies as a standard of care for various indications, which may limit our revenue growth and profitability and could have a material adverse effect on our business, prospects, financial condition and operating results.

We will need to establish relationships with leading scientists and research institutions. We believe that such relationships are pivotal to establishing products using our technologies as a standard of care for various indications. We have not yet established a Scientific Advisory Board. Additionally, although in discussion, there is no assurance that our current research partners will continue to work with us or that we will be able to attract additional research partners. If we are not able to establish scientific relationships to assist in our research and development, we may not be able to successfully develop our drug product candidates. Our future success depends, in part, on the continued service of our management team.

Our success is dependent in part upon the availability of our senior executive officers, including our Chief Executive Officer, Dr. Starr, our Chief Scientific Officer, Dr. Zankel, and our Chief Financial Officer, Kim Tsuchimoto. The loss or unavailability to us of any of these individuals or key research, and development personnel, and particularly if lost to competitors, would have a material adverse effect on our business, prospects, financial condition, and operating results. We have no key-man insurance on any of our employees.

We may not be able to market or generate sales of our products to the extent anticipated.

Assuming that we are successful in developing our drug product candidates and receive regulatory clearances to market our products, our ability to successfully penetrate the market and generate sales of those products may be limited by a number of factors, including the following:

•	Certain of our competitors in the field have already received regulatory approvals for and have begun marketing similar products in the United States, the European Union, Japan and other territories, which may result in greater physician awareness of their products as compared to ours.

•	Information from our competitors or the academic community indicating that current products or new products are more effective than our future products could, if and when it is generated, impede our market penetration or decrease our future market share.

•	Physicians may be reluctant to switch from existing treatment methods, including traditional therapy agents, to our future products.

•	The price for our future products, as well as pricing decisions by our competitors, may have an effect on our revenues.

•	Our future revenues may diminish if third-party payers, including private health coverage insurers and health maintenance organizations, do not provide adequate coverage or reimbursement for our future products.

There are many difficult challenges associated with developing proteins that can be used to transport therapeutics across the blood-brain barrier.

Our receptor-associated protein technology has a potential clinical use as a drug transporter through the blood-brain barrier. However, we do not know that our technology will work or work safely. Many groups and companies have attempted to solve the critical medical challenge of developing an efficient method of transporting therapeutic proteins from the blood stream into the brain. Unfortunately, these efforts to date have met with little success due in part to our lack of adequate understanding of the biology of the blood-brain barrier and to the enormous scientific complexity of the transport process itself.

In the research and development of our receptor-associated protein technology, we will certainly face many of the same issues that have caused these earlier attempts to fail. It is possible that:

•	we will not be able to produce enough fusion compounds for testing;

•	the pharmacokinetics, or where the drug distributes in the body, of the fusion compounds will preclude sufficient binding to the targeted receptors on the blood-brain barrier;

•	the targeted receptors are not transported across the blood-brain barrier;

•	other features of the barrier apart from the cells block access molecules to brain tissue after transport across the cells;

•	the targeted receptors are expressed on the blood-brain barrier at densities insufficient to allow adequate transport of fusion compounds into the brain;

•	targeting of the selected receptors induces deleterious side-effects which prevent their use as drugs, or

•	that our fusion compounds themselves cause unacceptable side-effects.

Any of these conditions may preclude the use of receptor-associated proteins or receptor-associated protein fusion compounds for treating the brain.

Although we have drug product candidates that we believe are promising at early stages of development and in non-clinical trials, none of our drug product candidates may reach the commercial market for a number of reasons.

Successful research and development of pharmaceutical products is high risk. Most products and development candidates fail to reach the market. Our success depends on the discovery of new drugs that we can commercialize. It is possible that our drug product candidates may never reach the market for a number of reasons. They may be found ineffective or may cause harmful side-effects during non-clinical testing or clinical trials or fail to receive necessary regulatory approvals. We may find that certain drug product candidates cannot be manufactured at a commercial scale and, therefore, they may not be economical to produce. Our drug product candidates could also fail to achieve market acceptance or be precluded from commercialization by proprietary rights of third parties. We do not expect our drug product candidates to be commercially available for a number of years, if at all.

If our competitors succeed in developing products and technologies that are more effective than our own, or if scientific developments change our understanding of the potential scope and utility of our drug product candidates, then our technologies and future drug product candidates may be rendered less competitive.

We face significant competition from industry participants that are pursuing similar technologies that we are pursuing and are developing pharmaceutical products that are competitive with our drug product candidates. Nearly all of our industry competitors have greater capital resources, larger overall research and development staffs and facilities, and a longer history in drug discovery and development, obtaining regulatory approval and pharmaceutical product manufacturing and marketing than we do. With these additional resources, our competitors may be able to respond to the rapid and significant technological changes in the biotechnology and pharmaceutical industries faster than we can. Our future success will depend in large part on our ability to maintain a competitive position with respect to these technologies. Rapid technological development, as well as new scientific developments, may result in our compounds, drug product candidates or processes becoming obsolete before we can recover any of the expenses incurred to develop them. For example, changes in our understanding of the appropriate population of patients who should be treated with a targeted therapy like we are developing may limit the drug’s market potential if it is subsequently demonstrated that only certain subsets of patients should be treated with the targeted therapy.

Our reliance on third parties, such as university laboratories, contract manufacturing organizations and contract or clinical research organizations, may result in delays in completing, or a failure to complete, non-clinical testing or clinical trials if they fail to perform under our agreements with them.

In the course of product development, we may engage university laboratories, other biotechnology companies or contract or clinical manufacturing organizations to manufacture drug material for us to be used in non-clinical and clinical testing and contract research organizations to conduct and manage non-clinical and clinical studies. If we engage these organizations to help us with our non-clinical and clinical programs, many important aspects of this process have been and will be out of our direct control. If any of these organizations we may engage in the future fail to perform their obligations under our agreements with them or fail to perform non-clinical testing and/or clinical trials in a satisfactory manner, we may face delays in completing our clinical trials, as well as commercialization of any of our drug product candidates. Furthermore, any loss or delay in obtaining contracts with such entities may also delay the completion of our clinical trials, regulatory filings and the potential market approval of our drug product candidates.

The use of any of our drug product candidates in clinical trials may expose us to liability claims.

The nature of our business exposes us to potential liability risks inherent in the testing, manufacturing and marketing of our drug product candidates. We currently do not have any drug product candidates in clinical trials, however, when any of our drug product candidates enter into clinical trials or become marketed products they could potentially harm people or allegedly harm people and we may be subject to costly and damaging product liability claims. Some of the patients who participate in clinical trials are already critically ill when they enter a trial. The waivers we obtain may not be enforceable and may not protect us from liability or the costs of product liability litigation. Although we intend to obtain product liability insurance that we believe is adequate, we are subject to the risk that our insurance will not be sufficient to cover claims.

If we are unable to protect our proprietary technology, we may not be able to compete as effectively.

Where appropriate, we seek patent protection for certain aspects of our technology. Patent protection may not be available for some of the drug product candidates we are developing. If we must spend significant time and money protecting our patents, designing around patents held by others or licensing, potentially for large fees, patents or other proprietary rights held by others, our business and financial prospects may be harmed.

The patent positions of biopharmaceutical products are complex and uncertain.

We own or license patent applications related to certain of our drug product candidates. However, these patent applications do not ensure the protection of our intellectual property for a number of reasons, including the following:

•	We do not know whether our patent applications will result in issued patents. For example, we may not have developed a method for treating a disease before others developed similar methods.

•	Competitors may interfere with our patent process in a variety of ways. Competitors may claim that they invented the claimed invention prior to us. Competitors may also claim that we are infringing on their patents and therefore cannot practice our technology as claimed under our patent, if issued. Competitors may also contest our patents, if issued, by showing the patent examiner that the invention was not original, was not novel or was obvious. In litigation, a competitor could claim that our patents, if issued, are not valid for a number of reasons. If a court agrees, we would lose that patent. As a company, we have no meaningful experience with competitors interfering with our patents or patent applications.

•	Enforcing patents is expensive and may absorb significant time of our management. Management would spend less time and resources on developing drug product candidates, which could increase our operating expenses and delay product programs.

•	Receipt of a patent may not provide much practical protection. If we receive a patent with a narrow scope, then it will be easier for competitors to design products that do not infringe on our patent.

•	In addition, competitors also seek patent protection for their technology. Due to the number of patents in our field of technology, we cannot be certain that we do not infringe on those patents or that we will not infringe on patents granted in the future. If a patent holder believes our drug product candidate infringes on their patent, the patent holder may sue us even if we have received patent protection for our technology. If someone else claims we infringe on their technology, we would face a number of issues, including the following:

•	Defending a lawsuit takes significant time and can be very expensive.

•	If the court decides that our drug product candidate infringes on the competitor’s patent, we may have to pay substantial damages for past infringement.

•	The court may prohibit us from selling or licensing the drug product candidate unless the patent holder licenses the patent to us. The patent holder is not required to grant us a license. If a license is available, we may have to pay substantial royalties or grant cross licenses to our patents.

•	Redesigning our drug product candidates so it does not infringe may not be possible or could require substantial funds and time.

It is also unclear whether our trade secrets are adequately protected. While we use reasonable efforts to protect our trade secrets, our employees or consultants may unintentionally or willfully disclose our information to competitors. Enforcing a claim that someone else illegally obtained and is using our trade secrets, like patent litigation, is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Our competitors may independently develop equivalent knowledge, methods and know-how.

We may also support and collaborate in research conducted by government organizations, hospitals, universities or other educational institutions. These research partners may be unwilling to grant us any exclusive rights to technology or products derived from these collaborations prior to entering into the relationship.

If we do not obtain required licenses or rights, we could encounter delays in our product development efforts while we attempt to design around other patents or even be prohibited from developing, manufacturing or selling drug product candidates requiring these licenses. There is also a risk that disputes may arise as to the rights to technology or drug product candidates developed in collaboration with other parties.

Our executive offices and laboratory facility is located near known earthquake fault zones, and the occurrence of an earthquake or other catastrophic disaster could cause damage to our facility and equipment, or that of our third-party manufacturers or single-source suppliers, which could materially impair our ability to continue our product development programs.

Our executive offices and laboratory facility are located in the San Francisco Bay Area near known earthquake fault zones and is vulnerable to significant damage from earthquakes. We and the third-party manufacturers with whom we contract and our single-source suppliers of raw materials are also vulnerable to damage from other types of disasters, including fires, floods, power loss and similar events. If any disaster were to occur, our ability to continue our product development programs, could be seriously, or potentially completely impaired. The insurance we maintain may not be adequate to cover our losses resulting from disasters or other business interruptions.

We will incur increased costs as a result of recently enacted and proposed changes in laws and regulations.

We face burdens relating to the recent trend toward stricter corporate governance and financial reporting standards. New legislation or regulations such as Section 404 of the Sarbane-Oxley Act of 2002 follow the trend of imposing stricter corporate governance and financial reporting standards have led to an increase in our costs of compliance including increases in consulting, auditing and legal fees. The new rules could make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. A failure to comply with these new laws and regulations may impact market perception of our financial condition and could materially harm our business. Additionally, it is unclear what additional laws or regulations may develop, and we cannot predict the ultimate impact of any future changes in law.

Risks Related to Our Common Stock

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. Shares of our common stock are eligible for quotation on the National Association of Securities Dealers Inc.’s Over-the-Counter Bulletin Board but there has been no trading of our common stock. For the sake of clarity and conciseness, we will refer to the National Association of Securities Dealers Inc. as the NASD, and to the Over-the-Counter Bulletin Board as the OTC Bulletin Board for the balance of this current report on Form 8-K. We cannot provide our investors with any assurance that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operating results, our ability or perceived ability to reach corporate milestones, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies. As we are a development stage company such fluctuations may negatively affect the market price of our common stock.

Because we do not intend to pay any dividends on our common stock, investors seeking dividend income or liquidity should not purchase shares of our common stock.

We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future. Investors seeking dividend income or liquidity should not invest in our common stock.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations and the NASD’s sales practice requirements, which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock. The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

In addition to the “penny stock” rules promulgated by the SEC, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

Our stock price may be volatile, and an investment in our stock could suffer a decline in value.

The market price of our common stock will fluctuate due to factors including:

•	progress of our drug product candidates through the regulatory process;

•	results of non-clinical studies and clinical trials, announcements of technological innovations or new products by us or our competitors;

•	government regulatory action affecting our drug product candidates or our competitors’ drug products in both the United States and foreign countries;

•	developments or disputes concerning patent or proprietary rights;

•	general market conditions and fluctuations for the emerging growth biotechnology and pharmaceutical market sectors;

•	economic conditions and broad market fluctuations in the United States or abroad; and

•	actual or anticipated fluctuations in our operating results.

DESCRIPTION OF OUR BUSINESS

Corporate Overview and History

Our company was incorporated in the State of Nevada on April 1, 2002. Our principal executive and head offices are currently located at 9 Commercial Blvd., Suite 200, Novato, California 94949.

We incorporated a wholly-owned subsidiary called Bodysentials Health & Beauty Inc. on April 27, 2004 and since that time we have been involved in the business of producing and selling a nutritional beverage for youth in the form of an orange drink and a milk shake. Although we originally intended to market and sell our products in stores, we determined it was more cost effective to offer our products through our e-commerce website at www.bodysentials.com and, specifically, through Internet and network marketing. We have had sales of our products but have generated only very limited revenues.

We ran out of substantially all of our funds shortly after the six month period ended February 28, 2006 and were unable to secure additional financing to support and continue our nutritional beverage business. To better protect our stockholder interests and provide future appreciation, our management has conducted an in-depth analysis of our business and decided to pursue an opportunity in the biotechnology industry.

Accordingly, on March 9, 2006, we entered into a Share Purchase Agreement with Dr. Starr, Erich Sager, Dr. Zankel and Falcon Corporate Investments Ltd. for the purchase by our company of all of the issued and outstanding shares of Raptor Pharmaceutical Inc.

On May 2, 2006, our Board of Directors unanimously approved the disposition of our wholly-owned subsidiary, Bodysentials Health & Beauty Inc., which has carried on all or substantially all of our business up to May 2, 2006, to Universal Financial Consulting Inc. in satisfaction of the loan and interest amount due to Universal Financial Consulting Inc. pursuant to a Convertible Loan Agreement dated May 20, 2005. We thereafter received the consent of stockholders holding a majority of the outstanding shares of our common stock. We have filed and mailed out an Information Statement describing our sale of Bodysentials Health & Beauty Inc. on Schedule 14C on or about May 17, 2006. We will complete the disposition of Bodysentials Health & Beauty Inc. on June 9, 2006, which is after the twenty-day (20) period mandated by Rule 14c.

Our Current Business

With the completion of the Share Purchase Agreement to acquire Raptor Pharmaceutical Inc., we changed our business model to the research and development of a novel drug and drug-targeting platform to initially treat a variety of brain disorders, neurodegenerative diseases, genetic disorders and cancer, through the proprietary use of a natural human protein known as the receptor-associated protein. We believe that our receptor-associated protein technology may selectively target the delivery of engineered drugs to organs, tissues and cell types through the use of specific receptor systems. The brain delivery application of our receptor-associated protein technology, which we have named the NeuroTransTM, has demonstrated the potential to deliver therapeutic proteins to the brain in limited non-clinical studies.

Brief Introduction to Receptor-Associated Protein Technology

Nearly 1,000 known genetic and neurodegenerative diseases affect the human brain. The mode of treatment of these diseases is dependent on whether the disease is localized or widespread within the brain. If a disease only affects a localized section of the brain, such as brain tumors, removing the affected tissues or administering drugs as capsules or wafers directly to the affected site through the use of drug treated wafers can be effective ways of treating the disease. Genetic and neurodegenerative brain disorders, in contrast, are not localized to one area of the brain. In these cases, drugs need to be delivered throughout the entire brain and often into regions surrounding the brain.

The Blood-brain Barrier

Despite the thorough infiltration of brain tissue with blood capillaries, most therapeutic molecules are not able to pass from the blood into the brain. The brain has evolved a protective barrier, commonly referred to as the blood-brain barrier, which prevents the free passage of most blood components into the brain. The barrier exists because the endothelial cells lining brain capillaries are sealed tightly together, forming continuous tubes that do not leak. This barrier is critical to the health of the brain as it excludes potentially harmful molecules circulating in the blood. Fortunately, the concept of blood being completely sealed off from brain tissue is misleading, as a large number of molecules do move across the capillary endothelial cells. It is more useful to consider the brain vasculature as a type of molecular sieve allowing certain molecules to enter the brain, while excluding others.

Large molecules, such as growth factors, enzymes and other therapeutic proteins, cannot pass through the blood-brain barrier and there are constraints on small molecules that severely limit the types of drugs that can be delivered. Small molecules that freely diffuse across the blood-brain barrier do not need special transport systems but must be small and fat soluble. Small molecules that require the use of special small molecule transporters do not need to be fat soluble but most drugs need to be specifically modified to make use of these transporters. Engineering molecules that are both large and water soluble so that they are able to cross the blood-brain barrier is an even greater challenge. As most brain diseases are not adequately treated using small molecule drugs alone, developers of protein therapeutics have to devise ways of delivering their drugs to the brain. One method is to take advantage of a mechanism used by existing protein transport systems within the blood-brain barrier. This mechanism is called transcytosis.

Transcytosis

Transcytosis involves the selective receptor mediated transport of peptides and large proteins across endothelial membrane in the blood-brain barrier. Transcytosis is responsible for delivering a wide variety of natural blood proteins such as cytokines, lipoproteins, transferrin and hormones like insulin to the brain because these proteins are needed by brain tissue for normal brain function. The endothelial cells of the blood-brain barrier operate a number of specific transcytosis transport systems to satisfy this need.

Each of these transcytosis transport systems is defined by a specific pair of receptor and ligand. Ligand is a blood protein such as cytokines, lipoproteins, transferrin or insulin that is to be transported into the brain; and the receptor is a cell surface membrane protein residing on the blood side of the brain capillary endothelial cells that make up the blood-brain barrier. As the blood circulates through the brain capillaries, the ligand comes into contact with the receptor and the two form a complex. The receptor-ligand complex is then transported across the endothelial cell, through a series of intracellular compartments, finally arriving at the brain side of the blood-brain barrier. The receptor then releases the ligand, which is free to diffuse into the brain tissue.

Transcytosis has been widely studied as a potential means of delivering intravenously administered therapeutic proteins to the brain. In theory, transcytosis might be used as a method of drug delivery by fusing a drug to a transcytosed ligand. The premise of this approach is that both the drug and ligand retain their functionality within the context of the fusion; the ligand dictates transport behavior and the drug dictates pharmacology.

At least two types of ligands, natural ligands and antibodies that are engineered to bind to the receptor, can be chosen to take advantage of the transcytosis transport systems. Proteins like transferrin, insulin and receptor-associated protein (which is the subject of our research), can be classified as natural ligands. Natural ligands have a number of advantages, including proven transport behavior and minimal immunogenicity. However, the normal, saturating serum levels of naturally present transferrin in the blood have been shown to inhibit binding of transferrin fusions to the transferrin receptor and the powerful physiological effects of insulin itself makes it also an unsuitable choice as a fusion partner intended only to direct transport.

As an alternative to natural ligands, antibodies have been used to bind to receptors that undergo transcytosis. Antibodies can be engineered that are able to bind to receptors even in the face of high concentrations of endogenous natural receptor ligand and which do not have their own pharmacological activity. However, these antibodies have been demonstrated to be transcytosed far less efficiently than natural ligands. Antibodies themselves are also quite difficult to fuse to drugs in a consistent, scalable manner.

The Advantage of the Receptor-Associated Protein

In contrast to the transferrin and insulin transcytosis systems, which are the two most extensively studied candidates as the therapeutic transporters and have been shown to have the shortcomings described above, we believe receptor-associated protein represents a potential alternative because receptor-associated protein concentration in circulation is negligible and receptor-associated protein has no known direct physiological effects on its own.

Receptor-associated protein has some additional features that we believe make it suitable as a mediator of transcytosis. These attributes stem from some unique aspects of the binding of receptor-associated protein to the low density lipoprotein receptor family of receptors. Cell surface receptors, including low density lipoprotein receptors, are initially synthesized as membrane bound proteins in the endoplasmic reticulum of the cell. The receptors are then modified and transported through a sequence of intracellular compartments and vesicles on their way to the cell surface. The cell has evolved a system of proteins, called “chaperones”, which bind to nascent receptors, preventing binding to any natural ligands that might also be within the secretory pathway of the receptors and allowing the receptors to efficiently achieve their final folded state and move efficiently to the cell surface.

Receptor-associated protein functions as a chaperone for the low density and very low density lipoprotein receptor family of receptors, both of which are represented on the blood-brain barrier. In order to fulfill its role as a chaperone, we believe receptor-associated protein has evolved to be able to out compete all other ligands for binding to the low density lipoprotein receptors. Upon binding with receptor-associated protein, other ligands are prevented from binding with the low density lipoprotein receptor. This allows the receptor to be transported to the cell surface free of other ligands. Receptor-associated protein is able to bind even in the presence of high concentrations of competing ligands. Finally, the receptor-ligand complex created by receptor-associated protein has been demonstrated to be more stable than other receptor-ligand complexes within the cell. This stability may aid in the efficiency of transcytosis by keeping receptor-associated protein from falling off of the receptor during the traverse from the blood side to the brain side of the endothelial cell.

Finally, an important strength of the receptor-associated protein technology lies in the receptor family upon which it depends. The low density lipoprotein receptor family of receptors is one of the most widely distributed and intensively utilitized receptor systems characterized to date. Many low density lipoprotein receptor family members are transport receptors, ferrying a variety of ligands both into and across cells throughout the body. Some receptors, including megalin and very low density lipoprotein receptor, are expressed on tissue barriers, including the blood-brain barrier, the blood-muscle-barrier and the air-blood barrier. The cumulative effect of using a ligand like receptor-associated protein, which binds to all of these receptors, is to increase the distribution and uptake of fusion compounds throughout the body. Another feature of receptor-associated protein technology is the differential behavior of low density lipoprotein receptor family members on different cell types. On polarized cells, like those making up tissue barriers, low density lipoprotein receptor can mediate transport of ligands through the cell layer. On non-polarized cells, like those making up the bulk of most organs, low density lipoprotein receptor mediate the efficient transport of ligands into the cell.

NeuroTransTM and Preliminary Demonstration of Our Receptor-Associated Protein Technology

In practice, attached drugs to ligands can interfere with the binding of ligands to receptors and attached ligands can diminish the binding of a drug to its target. However, we have demonstrated in our non-clinical studies that fusion between receptor-associated protein and a variety of protein drugs, including enzymes and growth factors, satisfy the requirement that the ligands and drugs do not interfere with each other. Peer reviewed research papers have shown that receptor-associated protein is efficiently transcytosed and fusions between receptor-associated protein and therapeutic proteins have been manufactured using standard methods.

We have named our proprietary receptor-associated protein technology, developed as a means of transporting therapeutic proteins from the blood to the brain, our NeuroTransTM platform. We believe that if we are successful in our research and development, our receptor-associated protein platform provides therapies that will be safer, less intrusive, and more effective than current approaches in treating a wide variety of brain disorders including neurodegenerative diseases, genetic disorders and cancer.

Other Clinical Development Opportunities

In addition to being a potential transport carrier to deliver therapeutics to the brain and the central nervous system, we believe receptor-associated protein is also potentially capable of transporting therapeutics selectively to muscle, vascular tissue sites, bone, liver, and retina, and could also be used to remove unwanted compounds and proteins from the blood stream. Initially, because of the unmet clinical need, we will focus our resources on targeting the delivery of growth factors for the brain such as Glial Derived Neurotrophic Factor, Nerve Growth Factor and Brain Derived Neurotrophic Factor to the brain for the treatment of neurodegenerative diseases, as well as the development of a novel, proprietary drug for the treatment of Alzheimer’s disease. Neurotrophic factors have already demonstrated their potential in treating neurodegenerative diseases in clinical settings, but have not as yet been made commercially available primarily because of the lack of an effective intravenous therapeutic brain delivery system.

In addition to its potential for delivering therapeutics to the brain, we believe there may be a wide range of other applications and conditions that our receptor-associated protein technology may be applied to, including vascular disease, cancer, and bone disease. These additional applications are based on the assumptions that our receptor-associated protein targeting molecule can be genetically engineered to bind to a selective subset of receptors with restricted tissue distribution. We believe these selective tissue distributions can be used to deliver drugs to the brain as described, or to deliver drugs to other tissues based on known restricted receptor subtype distribution. In addition to selectively transporting drugs to specific tissues, selective receptor binding constitutes a means by which receptor function might be specifically controlled, either through modulating its binding capacity or its prevalence on the cell surface.

Vascular Disease

The receptors targeted by our receptor-associated protein technology are known to mediate transport of lipoprotein lipase across the endothelium of the aorta. These receptors have been implicated in foam cell formation by mediating uptake of excess free fatty acids into vascular macrophages. Foam cells are believed to be involved in the deposition of arthroscopic plaques and peripheral coronary artery disease. We believe our receptor-associated protein compound alone or as drug fusions directed at these receptors may be used to selectively bind these receptors and effectively increase drug concentrations at the site or block association of lipoprotein particles with macrophages and inhibit foam cell formation. We believe our receptor-associated protein compound may also limit transfer of free fatty acid from circulating lipoprotein into adipocytes, slowing the progression toward obesity in susceptible subjects.

Cancer

Based on the current scientific literature, a potential opportunity exits for the use of receptor-associated protein in the treatment of a wide variety of epithelial cancers, such as breast, prostate and cervical cancers. The therapeutic target for receptor-associated protein is a cell surface enzyme which has recently been shown to be important in the outgrowth and spread of solid tumors. A modified version of the receptor-associated protein molecule has been engineered and we intend to test this molecule for its ability to limit the growth of these tumors.

Bone disease

Maintaining bone health is a finely coordinated balance between active bone depletion and bone creation. The normal process of bone remodeling continues throughout life. When bone creation lags behind bone depletion net loss in bone density occurs resulting in osteoporosis. Signal transductions through known cell surface receptors control the balance between bone creation and bone depletion. The receptors targeted by our receptor-associated protein compound have been shown to regulate bone cell differentiation in animal models. These receptors bind inhibitor molecules in the blood that are known to decrease bone creation. We believe our receptor-associated protein compound that interferes with inhibitor binding, or which enhances receptor signaling may result in enhanced bone density.

The Market

Caregiver.org estimates that between 13.3 and 16.1 million individuals are affected by adult onset common brain diseases in the United States alone. According to the Visiongain Report on Neurodegenerative Disorder: World Markets 2002-2007, the annual cost to the United States economy to treat common brain diseases is estimated to be greater than $600 billion in direct medical and related expenses. There is currently no cure and limited treatment to slow the progression of neurodegenerative diseases. The best current drugs work only for a short time resulting in some transient benefit before the disease progression resumes. We believe that as the population ages, the prevalence of these diseases will increase significantly. According to IMS Health World Review, it is estimated that by 2010, 40 million Americans will be age 65 or older and that greater than 1% of those 65 or older will have some symptoms of Parkinson’s disease and nearly half of individuals 85 or over will have clinically recognizable Alzheimer’s disease. Cambridge Health Advisors estimates that by the middle of this century, nearly 14 million Americans will be affected by Alzheimer’s disease. .

Competition

We believe we will be competing with other pharmaceutical and biotechnology companies that provide remedies and treatments for brain and neurodegenerative diseases. Three approaches are primarily used to solve the problem of reaching the brain with therapeutic compounds:

•	Neurosurgery or invasive techniques.

•	Pharmacological techniques, which include less than 2% of currently available drugs.

•	Physiologically based techniques, such as transcytosis.

Invasive techniques include bone marrow transplants or implants of polymers with drugs imbedded in the material for slow release. These implants extend from the skull surface to deep into brain tissue sites and use a permeation enhancer. Mannitol induced osmotic shock that creates leaks in the blood-brain barrier allowing intravenous administered chemotherapeutics into the brain is used in the treatment of brain tumors, but is not appropriate for administration of drugs for chronic therapies. Companies active in developing treatments based on these invasive technologies include Alza Corporation, Ethypharm, Guilford Pharmaceuticals, Medtronic Inc., Neurotech, and Sumitomo Pharmaceutical.

Other invasive procedures utilize catheter-based delivery of the drug directly into the brain. This technique has proven useful in the treatment of brain tumors, but is not successful in distributing drugs throughout the entire brain. Amgen, Inc. recently had clinical trials for the treatment of Parkinson’s Disease using intrathecal delivery through the use of various catheter/pump techniques. In the trials conducted by Amgen, Inc., improvements were found in cells at various distances from the end of the catheter, but improvements were not seen uniformly throughout the brain.

The physiological route is a popular approach to cross the blood-brain barrier via lipid mediated free diffusion or by facilitated transport. This is the most common strategy used for the development of new neuropharmaceuticals, but has experienced limited success as it requires that the drug have sufficient lipophilic or fat-soluble properties so that it can pass through lipid membranes. Unfortunately, the current method of delivery by this route is nonspecific to the brain and side effects are common since most organs are exposed to the drug. Furthermore, many of the potential lipophilic therapeutic molecules are substrates for the blood-brain barrier’s multi-drug resistant proteins, which actively transport the therapeutic agent back into the blood. Consequently, large doses need to be used so that sufficient amounts of the drug reach the brain. These high doses can result in significant side effects as the drug is delivered to essentially all tissues of the body, which is extremely inefficient as seen with most anticancer drugs and many of the new central nervous system medications. Companies and organizations that are developing treatments based on various physiological approaches include Angiochem, Axonyx, AramaGen Technology, Synt:em, to-BBB, Xenoport Inc., Oregon Health and Science University Neuro-oncology, Xenova Group Ltd., d-Pharm, Neurochem Inc., and Vasogen Inc.

We believe our receptor-associated protein based NeuroTransTM technology is one of the emerging physiological delivery platforms that utilize receptor mediated transcytosis to deliver therapeutics to the brain. These technologies all have in common a carrier or transport ligand that is conjugated or fused to a therapeutic and, when administered intravenously the complex binds to a receptor in the blood side of the blood-brain barrier.

We believe that as these technologies are developed and to the extent they are approved, the brain and central nervous system drug market will expand, as new therapeutics become available for currently unmet needs. Each of these brain delivery technology platforms will likely find advantages and disadvantages for specific clinical applications. One method may have advantages for acute administration of therapeutics while another may be better tolerated, and thus more suitable for longer-term chronic drug administration.

We want to caution our investors that nearly all of our competitors have greater capital resources, larger overall research and development staffs and facilities, and a longer history in drug discovery and development, obtaining regulatory approval, and pharmaceutical product manufacturing and marketing than we do. With these additional resources, our competitors will be able to respond to the rapid and significant technological changes in the biotechnology and pharmaceutical industries faster than we can. Our future success will depend in large part on our ability to maintain a competitive position with respect to these technologies. Rapid technological development, as well as new scientific developments, may result in our compounds, drug product candidates or processes becoming obsolete before we can recover any of the expenses incurred to develop them. For example, changes in our understanding of the appropriate population of patients who should be treated with a targeted therapy like we are developing may limit the drug’s market potential if it is subsequently demonstrated that only certain subsets of patients should be treated with the targeted therapy.

Research and Development

We are a research and development company and we plan to focus our efforts in the research and development of our receptor-associated protein based platform and complementary technologies to provide therapies that we believe will be safer, less intrusive, and more effective than current approaches in treating a wide variety of brain disorders and neurodegenerative diseases, genetic disorders and cancer. Please see the Plan of Operations section beginning on page 27 for our planned research and development activities in the next twelve months.

Government Regulations of the Biotechnology Industry

Regulation by governmental authorities in the United States and foreign countries is a significant factor in the development, manufacture, and expected marketing of our drug product candidates and in our ongoing research and development activities. The nature and extent to which such regulation will apply to us will vary depending on the nature of any drug product candidates developed. We anticipate that all of our drug product candidates will require regulatory approval by governmental agencies prior to commercialization.

In particular, human therapeutic products are subject to rigorous non-clinical and clinical testing and other approval procedures of the FDA and similar regulatory authorities in other countries. Various federal statutes and regulations also govern or influence testing, manufacturing, safety, labeling, storage, and record-keeping related to such products and their marketing. The process of obtaining these approvals and the subsequent compliance with the appropriate federal statutes and regulations requires substantial time and financial resources. Any failure by us or our collaborators to obtain, or any delay in obtaining, regulatory approval could adversely affect the marketing of any drug product candidates developed by us, our ability to receive product revenues, and our liquidity and capital resources.

The steps ordinarily required before a new drug may be marketed in the United States, which are similar to steps required in most other countries, include:

•	non-clinical laboratory tests, non-clinical studies in animals, formulation studies and the submission to the FDA of an investigational new drug application;

•	adequate and well-controlled clinical trials to establish the safety and efficacy of the drug;

•	the submission of a new drug application or biologic license application to the FDA; and

•	FDA review and approval of the new drug application or biologics license application.

Non-clinical tests include laboratory evaluation of drug product candidate chemistry, formulation and toxicity, as well as animal studies. The results of non-clinical testing are submitted to the FDA as part of an investigational new drug application. A 30-day waiting period after the filing of each investigational new drug application is required prior to commencement of clinical testing in humans. At any time during the 30-day period or at any time thereafter, the FDA may halt proposed or ongoing clinical trials until the FDA authorizes trials under specified terms. The investigational new drug application process may be extremely costly and substantially delay the development of our drug product candidates. Moreover, positive results of non-clinical tests will not necessarily indicate positive results in subsequent clinical trials. The FDA may require additional animal testing after an initial investigational new drug application is approved and prior to Phase III trials.

Clinical trials to support new drug applications are typically conducted in three sequential phases, although the phases may overlap. During Phase I, clinical trials are conducted with a small number of subjects to assess metabolism, pharmacokinetics, and pharmacological actions and safety, including side effects associated with increasing doses. Phase II usually involves studies in a limited patient population to assess the efficacy of the drug in specific, targeted indications; assess dosage tolerance and optimal dosage; and identify possible adverse effects and safety risks.

If a compound is found to be potentially effective and to have an acceptable safety profile in Phase II evaluations, Phase III trials are undertaken to further demonstrate clinical efficacy and to further test for safety within an expanded patient population at geographically dispersed clinical trial sites.

After successful completion of the required clinical trials, a new drug application is generally submitted. The FDA may request additional information before accepting the new drug application for filing, in which case the new drug application must be resubmitted with the additional information. Once the submission has been accepted for filing, the FDA reviews the new drug application and responds to the applicant. The FDA’s requests for additional information or clarification often significantly extend the review process. The FDA may refer the new drug application to an appropriate advisory committee for review, evaluation, and recommendation as to whether the new drug application should be approved, although the FDA is not bound by the recommendation of an advisory committee.

If the FDA evaluations of the application and the manufacturing facilities are favorable, the FDA may issue an approval letter or an “approvable” letter. An approvable letter will usually contain a number of conditions that must be met in order to secure final approval of the new drug application and authorization of commercial marketing of the drug for certain indications. The FDA may also refuse to approve the new drug application or issue a “not approvable” letter outlining the deficiencies in the submission and often requiring additional testing or information.

The Food and Drug Administration’s Modernization Act codified the FDA’s policy of granting “fast track” review of certain therapies targeting “orphan” indications and other therapies intended to treat severe or life threatening diseases and having potential to address unmet medical needs. Orphan indications are defined by the FDA as having a prevalence of less than 200,000 patients in the United States. We anticipate that certain neurodegenerative diseases which could potentially be treated using our technology could qualify for fast track review under these revised guidelines.

Previously, the FDA approved cancer therapies primarily based on patient survival rates or data on improved quality of life. The FDA considered evidence of partial tumor shrinkage, while often part of the data relied on for approval was insufficient by itself to warrant approval of a cancer therapy, except in limited situations. Under the FDA’s revised policy, which became effective in 1998, the FDA has broadened authority to consider evidence of partial tumor shrinkage or other clinical outcomes for approval. This revised policy is intended to facilitate the study of solid tumor therapies and shorten the total time for marketing approvals. We intend to take advantage of this policy; however, it is too early to tell what effect, if any, these provisions may have on the approval of our drug product candidates.

Sales outside the United States of drug product candidates we develop will also be subject to foreign regulatory requirements governing human clinical trials and marketing for drugs. The requirements vary widely from country to country, but typically the registration and approval process takes several years and requires significant resources. In most cases, if the FDA has not approved a drug product candidate for sale in the United States, the drug product candidate may be exported for sale outside of the United States, only if it has been approved in any one of the following: the European Union, Canada, Australia, New Zealand, Japan, Israel, Switzerland and South Africa. There are specific FDA regulations that govern this process.

We are also subject to various federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with our research work. We cannot accurately predict the extent of government regulation that might result from future legislation or administrative action.

Intellectual Property

On January 27, 2006, we purchased from BioMarin Pharmaceutical Inc. the intellectual property owned by BioMarin Pharmaceutical Inc. for the research and development of the receptor-associated protein technologies, including three pending patent applications and two provisional patent applications. Specifically, patent applications, trademarks and licenses acquired from BioMarin Pharmaceutical Inc. consist of:

PATENTS
Title of Application/ Patent No./Jurisdiction	Filing/ Issue/ Expiration	Claims
Compositions & Methods for Modulating Blood-Brain Barrier Transport	- Method for identifying a compound that modulates the transcytosis or endocytosis of melanotransferrin or a melanotransferrin conjugate with an active agent

- Method of treating a neurological disorder in a patient… wherein the MTf-R is LRP or LRP1B

- Method for increasing/reducing the uptake of a melanotransferrin conjugated therapeutic agent into the brain of a patient

- Modulator of MTf-R biological activity

- Method of identifying a compound that modulates melanotransferrin-mediated (MTf-mediated) iron uptake conjugate of an LRP1B receptor ligand with an active agent, wherein the ligand is not selected from the group comprising p97, lactoferrin, transferrin RAP, or fragments thereof
10/206448/ United States	07/25/02/ Pending/ 07/25/22	See above
2003-515208/ Japan	07/25/02/ Pending/ 07/25/22	See above
02756731.2/ Europe	07/25/02/ Pending/ 07/25/22	See above
Canada/ 2,450,073	07/25/02/ Pending/ 07/25/22	See above
2002322720/ Australia	07/25/02/ Pending/ 07/25/22	See above

PATENTS
Title of Application/ Patent No./Jurisdiction	Filing/ Issue/ Expiration	Claims
Use of Chaperone-Receptor- Associated Protein (RAP) for the Delivery of Therapeutic Compounds to the Brain and Other Tissues	- Compound comprising Receptor-Associated Protein (RAP) or RAP polypeptide conjugated to an agent of interest.
- Method of delivering a therapeutic or diagnostic investigational agent into the central nervous system by increasing transport across the blood-brain barrier (BBB)
- Method of treating a disease or condition
- Method of diagnosing a disease
- Method of delivering a therapeutic enzyme to a lysosome in a cell
- Method of treating lysosomal storage diseases
10/600,862/ United States	06/20/03/ Pending/ 07/26/22
Delivery of Therapeutic Compounds to the Brain and Other Tissues		Claims of both RAP and Megalin applications
PCT/US2004/019153/	06/17/04/
Megalin-Based Delivery of Therapeutic Compounds to the Brain and Other Tissues	- Compound comprising a megalin-binding moiety conjugated to agent
- Chimeric molecule for transcytotic delivery into the brain across the BBB
- Pharmaceutical composition
- Method of delivering agent into CNS …administering agent conjugated to a megalin binding moiety
- Method of increasing transcytosis of an agent
- Method of treating a disorder…administering agent conjugated to a megalin binding moiety
- Method of delivering a therapeutic enzyme to a lysosomal compartment
- Method of treating lysosomal storage disease
- Method of promoting the breakdown of glycosaminoglycan in brain cell
United States/ 10/812,849	03/30/2004/ Pending/ 03/30/2024

PATENTS
Title of Application/ Patent No./Jurisdiction	Filing/ Issue/ Expiration	Claims
Compositions Comprising Receptor-Associated Protein (RAP) Variants and Uses Thereof
Provisional Application Number US60/690,480 United States	Filed 6-14-05
Compositions Comprising Receptor-Associated Protein (RAP) Variants and Uses Thereof
Provisional Application Number US60/717,776 United States	Filed 9-16-05

REGISTERED TRADEMARKS
Mark	Jurisdiction	Application No.	Status
NEUROTRANS	US	76,408,227	FD 05/15/02 Pending
NEUROTRANS R	US	78/343,545	FD 12/19/03 Pending

We regard patents and other proprietary technology rights a key element in building a successful biotechnology company. Accordingly, we plan to protect all of our key technology, inventions and improvements to our inventions by filing patent applications in a timely fashion. We plan to seek patent protection first in the United States, then in Canada, Japan, the Western European countries and additional countries on a selective basis in order to protect inventions we regard as important to the development of our business. However, we note that filing and prosecuting patent applications are expensive processes and we have very limited financial resources.

Our proprietary technology is protected by a group of patent applications some of which are owned exclusively by us, and others that have been licensed exclusively to us by the University of British Columbia.

We also rely on trade secrets and unpatentable know-how that we seek to protect, in part, by confidentiality agreements. It has not been, but is now our intended policy to require our employees, consultants, contractors, manufacturers, outside scientific collaborators and sponsored researchers, board of directors, scientific advisory board and other advisors to execute confidentiality agreements upon the commencement of employment, advisory, or consulting relationships with us. These agreements will provide that all confidential information developed or made known to the individual during the course of the individual’s relationship with us is to be kept confidential and not disclosed to third parties except in specific limited circumstances.

We also will commence to require signed confidentiality or material transfer agreements from any company that is to receive our confidential information. In the case of employees, consultants and contractors, the agreements will generally provide that all inventions conceived by the individual while rendering services to us shall be assigned to us as our exclusive property. There can be no assurance, however, that all persons who we desire to sign such agreements will sign, or if they do, that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets or unpatentable know-how will not otherwise become known or be independently developed by competitors.

Our patent position, like that of many pharmaceutical companies, is uncertain and involves complex legal and technical questions for which important legal principles are unresolved. Much of our intellectual property is still in review by the United States Patent and Trademark Office and we plan to file additional patent applications. We may not be successful in obtaining critical claims or in protecting our drug product candidates or processes. Even if we do obtain patents, they may not adequately protect the technology we own or have licensed. In addition, others may challenge, seek to invalidate, infringe or circumvent any patents we own or license, and rights we receive under those patents may not provide competitive advantages to us. Further, the manufacture, use or sale of our drug product candidates may infringe the patent rights of others.

Our success will also depend in part on our ability to commercialize our drug product candidate technology without infringing the proprietary rights of others. We have not conducted extensive freedom of use patent searches and no assurance can be given that patents do not exist or could not be filed which would have an adverse affect on our ability to market our technology or maintain our competitive position with respect to our technology. If our drug product candidate technology or other subject matter are claimed under other existing United States or foreign patents or are otherwise protected by third party proprietary rights, we may be subject to infringement actions. In such event, we may challenge the validity of such patents or other proprietary rights or we may be required to obtain licenses from such companies in order to develop, manufacture or market our technology. There can be no assurances that we would be able to obtain such licenses or that such licenses, if available, could be obtained on commercially reasonable terms. Furthermore, the failure to either develop a commercially viable alternative or obtain such licenses could result in delays in marketing all of our drug product candidates based on our drug technology or the inability to proceed with the development, manufacture or sale of drug product candidates requiring such licenses, which could have a material adverse affect on our business, financial condition and results of operations. If we are required to defend ourselves against charges of patent infringement or to protect our proprietary rights against third parties, substantial costs will be incurred regardless of whether we are successful. Such proceedings are typically protracted with no certainty of success. An adverse outcome could subject us to significant liabilities to third parties and force us to curtail or cease our development and commercialization of our technology.

Employees

We presently have five full time employees, including one in our executive department, three in our research and development department and one in our finance department. We may hire up to four additional employees over the next 12 month period, including three in the research and development department and one in our finance department. We also plan to supplement our human resources needs through consultants and contractors as needed.

DESCRIPTION OF PROPERTY

Effective April 1, 2005 we entered into a three year lease for 2,892 square feet of combined laboratory and office space with an additional three year option. Our monthly rent is $5,206. The facility is located in an industrial park at 9 Commercial Blvd, Suite 200, Novato, California 94949. Once completely built out the laboratory and associated storage space will occupy approximately 1,200 square feet leaving the remaining space for three offices, a break room and a conference room. The laboratory will contain casework and a combination of new and used equipment. Critical reagents, DNA plasmids, and cell lines will be stored in alarmed freezers. Cell line back ups are also stored off site in a commercial facility licensed for such purpose. Our current facility is expected to be adequate for the foreseeable future.

We have phased out the use of our former executive office at #17 - 936 Peace Portal Drive, Blaine, Washington 98230 and moved all of our operations to the facility located in Novato, California in May of 2006.

LEGAL PROCEEDINGS

We are not a party to, or the subject of, any pending legal proceeding. We are not aware of any proceeding being contemplated by a governmental authority.

PLAN OF OPERATIONS

Overview

You should read the following discussion of our plan of operations together with the audited financial statements of Raptor Pharmaceutical Inc. and the notes to audited financial statements included elsewhere in this current report prepared in accordance with accounting principles generally accepted in the United States. This discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those anticipated in these forward-looking statements.

Our management has decided to abandon the business of producing and selling health and nutritional products and plans to become engaged in the business of the research and development of our receptor-associated protein based platform to provide therapies that we believe will be safer, less intrusive, and more effective than current approaches in treating a wide variety of brain disorders, neurodegenerative diseases, genetic disorders and cancer. On May 25, 2006, we completed the acquisition of all of the issued and outstanding shares of Raptor Pharmaceutical Inc. pursuant to a Share Purchase Agreement we entered into with Dr. Christopher Starr, Erich Sager, Dr. Todd Zankel and Falcon Corporate Investments Ltd. Pursuant to the Share Purchase Agreement, we issued to each of Drs. Starr and Zankel 3,000,000 shares of our common stock and to each of Falcon Corporate Investments Ltd. and Erich Sager 1,000,000 shares of our common stock.

Milestones

Over the next twelve months, we plan to conduct research and development activities on our receptor-associated protein based platform. Accordingly, we summarize our primary objectives in the next twelve months in this section. In our management’s opinion, we will also need to achieve the following research events or milestones within the time period in order for our company to continue as a going concern:

1. Completion of an 800 Square Feet Research and Development Laboratory

We plan to acquire sufficient equipment and supplies to establish a lab for a minimum of five scientists. We anticipate our lab will be self-sufficient in experiments related to molecular biology, protein biochemistry, mammalian cell-culture and protein purification. Space has been leased and quotes obtained for the renovation, furnishing and equipping of the lab. Total costs are not expected to exceed $500,000, including sufficient materials to sustain experiments for the period of one year following initiation of work. We expect that the lab will be running by the end of July 2006. The lab is being constructed in space previously used for other purposes. It is possible that equipment necessary for some experimental work, particularly scaled-up mammalian cell-culture and protein purification, will not be adequately accommodated in the selected space. Outsourcing of such activities would then be necessary.

2. Recruitment of Laboratory Staff

We plan to hire additional laboratory staff to satisfy the needs of our research and development activities. We have already hired three of the five total staff required. Two additional scientific staff members are required to service scaled-up mammalian cell-culture and protein purification tasks. Competition for personnel qualified in the required areas is intense and it is not certain that we will be able to quickly fill the positions. Assuming that there are qualified candidates available, we anticipate that hiring of the two additional staff members will be completed by the end of August 2006.

3. Further Development of the Blood-brain Barrier Therapeutic Delivery Technology

We intend to develop and test receptor-associated protein based peptides that selectively bind to transport receptors reported to reside on the blood side of the blood-brain barrier in humans. Such receptors have been identified as a potential means of transporting therapeutic molecules into the brain. At least two such receptors have been identified which appear to be expressed on the blood-brain barrier. We believe these receptors can transport blood borne ligands into or across the barrier, and might be amenable to targeting.

We plan to test the efficacy of fusions between the human receptor-associated protein and a growth factor previously shown to be efficacious in the treatment of Huntington’s disease. Our goal over the next twelve months will be to create an expression construct for a fusion between full length human receptor-associated protein and such growth factor, transfect the construct into an appropriate human cell line and express the fusion in quantities sufficient for purification. We must purify the receptor-associated protein-growth factor fusion using affinity chromatography with anti-receptor-associated protein monoclonal antibodies, or by means of conventional chromatography matrices.

We plan to establish a collaboration with a contract research lab to test the receptor-associated protein-growth factor fusion in an appropriate animal model. Specifically, the system must be chosen so as to allow reliable intracarotid infusions. Distribution of radiolabeled fusion to the brain of each treated subject will be assessed. It is possible that no appropriate models are available to test the fusion.

We also plan to express and purify a fusion between full-length human receptor-associated protein and a nerve growth factor, which is an important neurotrophic factor that could potentially treat a number of neurodegenerative diseases. We plan to set up a research collaboration with a university laboratory with expertise in the study of this nerve growth factor. We plan to produce sufficient fusions of receptor-associated protein and the nerve growth factor for testing. This will require the same methods used to express and purify the fusions of receptor-associated protein and growth factor.

4. Development of Receptor Associated Protein Peptides for the Treatment of Cancer.

The application of our receptor-associated protein based technology is the development of potential inhibitors of a cell surface protease found in a variety of tissues. Inappropriate expression of this protein has been linked to tumor development in a wide variety of cancer types. Inhibition of the enzymatic activity of this protein may slow or halt tumor development. The ability of our inhibitors to specifically block the activation or function of its target has yet to be tested. We recently produced our first inhibitory peptide to this enzyme and plan to begin cell culture binding experiments as soon as the laboratory is operational. Collaborations with academic researchers may be necessary to fully test this molecule and secure materials needed for this testing. The first experiments will use cells in culture. If these cell culture experiments are positive, then the molecule will be tested in non-clinical cancer models.

We will test our potential anti-cancer peptides using a tumor xenograft model in nude mice. A variety of tumor lines routinely used by contract testing labs overexpress the therapeutic target of our peptide and we plan to exploit their use prior to commencing non-clinical testing in cancer models. We plan to have a contract research organization test the efficacy of our peptides in tumor growth inhibition studies. It is possible that our inhibitors will fail to slow or halt tumor development or that these inhibitors will have serious side-effects precluding their use as therapeutic compounds.

5. Securing Additional and Complementary Technology Licenses from Others

We intend to extend our development of natural chaperone protein variants to include other potential therapeutic proteins. We plan on establishing research collaborations with prominent universities currently working on the development of potential molecules. We plan to establish collaborations with these university laboratories, and to secure licenses from these universities for technology resulting from the collaboration. Specifically we will be focused on technologies that support bone deposition and which could be used to treat low-bone density conditions in humans. Although, no assurances can be made regarding our ability to establish such collaborations over the next twelve months, our goal will be to establish such relationships on an on going basis.

Our in-licensing activities will focus on identifying complementary therapeutics and therapeutic platforms that offer a number of therapeutic targets. We have experience with such platform technologies and will be able to apply our experience and knowledge to identifying the most promising technology.

6. Out-licensing activities

As part of our ongoing business development activities, we will actively seek out industry partners interested in our potential clinical applications. In the brain delivery program, we plan to contact institutions and companies that have experience and expertise using therapeutic receptor-associated protein fusion as partners. In the cancer area, we plan to contact institutions and companies with expressed interested in developing therapeutics to our potential anti-cancer targets. Out-licensing arrangements with these companies may include technology transfer, partnerships, or joint ventures. Joint activities may include drug product candidate development, drug product candidate manufacturing, non-clinical testing or clinical research studies.

Capital Resource Requirements

For the next 12 months we plan to expend a total of approximately $2.9 million in implementing our operation plan of researching and developing our receptor-associated protein based platform to provide therapies that we believe will be safer, less intrusive, and more effective than current approaches in treating a wide variety of brain disorders, neurodegenerative diseases, genetic diseases and cancer. Specifically, we estimate our operating expenses and working capital requirements for the next twelve months to be as follows:

Estimated Expenses for the Next Twelve Months
Laboratory Construction and Purchase of Equipment	$500,000
Research and Development Activities	$900,000
Officer and Employee Compensation	$1,200,000
Sales and Marketing	$0
General and Administrative	$200,000
Equipment Loan Repayment	$100,000*
Total	$2,900,000

*assumes that we obtain a $400,000 equipment loan in May 2006.

Laboratory Construction and Purchase of Equipment

We plan to acquire sufficient equipment and supplies to establish our research and development laboratory for a minimum of five scientists. Total costs are not expected to exceed $500,000. Approximately $16,000 of these expenditures will be reimbursed by our landlord as tenant improvement allowances. We are currently negotiating a $400,000 equipment loan to pay for the majority of these capital expenditures.

Research and Development Activities

We plan to conduct further research and development to improve upon our receptor-associated protein based technology in the next 12 months. We plan to conduct research and development activities through our own laboratory staff and also by engaging contract research organizations and contract manufacturing organizations. We will also incur costs for patent legal fees and consulting and collaborating fees. We anticipate our research and development costs excluding in-house research and development compensation for the next 12 months will be approximately $900,000.

Officer and Employee Compensation

We have hired three executive officers including a Chief Executive Officer, a Chief Financial Officer and a Chief Scientific Officer. We also have hired two scientific staff members and plan to hire up to three additional scientists to service scaled-up mammalian cell-culture and protein purification tasks within the next twelve month period. We may add up to one additional staff member in finance and administration. We anticipate we may spend up to approximately $1,200,000 in officer and employee compensation during the next 12 months.

General Administration

We anticipate spending approximately $200,000 on general and administration costs in the next twelve months. These costs will consist primarily of legal and auditing fees, rent and facility support expenses excluding finance and administrative compensation.

Contractual Obligations with BioMarin Pharmaceutical Inc.

Under the asset purchase agreement we entered into with BioMarin Pharmaceutical Inc. for the purchase of intellectual property related to our receptor-associated protein based technology, we are obligated to make certain milestone payments for achievement of each applicable event:

•	within 30 days after we receive total aggregate debt or equity financing of at least $2,500,000, we will need to pay BioMarin Pharmaceutical Inc. $50,000;

•	within 30 days after we receive total aggregate debt or equity financing of at least $5,000,000, we will need to pay BioMarin Pharmaceutical Inc. $100,000;

•	upon our filing and acceptance of an Investigational New Drug Application for a drug product candidate based on our NeuroTrans product candidate, we will need to pay BioMarin Pharmaceutical Inc. $500,000;

•	upon our successful completion of a Phase II human clinical trial for a drug product candidate based on our NeuroTrans product candidate, we will need to pay BioMarin Pharmaceutical Inc. $2,500,000;

•	upon our successful completion of a Phase III human clinical trial for a drug product candidate based on our NeuroTrans product candidate, we will need to pay BioMarin Pharmaceutical Inc. $5,000,000;

•	within 90 days of our obtaining marketing approval from the FDA or other similar regulatory agencies for a drug product candidate based on our NeuroTrans product candidate, we will need to pay BioMarin Pharmaceutical Inc. $12,000,000;

•	within 90 days of our obtaining marketing approval from the FDA or other similar regulatory agencies for a second drug product candidate based on our NeuroTrans product candidate, we will need to pay BioMarin Pharmaceutical Inc. $5,000,000;

•	within 60 days after the end of the first calendar year in which our aggregated revenues derived from drug product candidates based on our NeuroTrans product candidate exceed $100,000,000, we will need to pay BioMarin Pharmaceutical Inc. $5,000,000; and

•	within 60 days after the end of the first calendar year in which our aggregated revenues derived from drug product candidates based on our NeuroTrans product candidate exceed $500,000,000, we will need to pay BioMarin Pharmaceutical Inc. $20,000,000.

In addition to these milestone payments, we are also obligated to pay BioMarin Pharmaceutical Inc. a royalty at a percentage of our aggregated revenues derived from drug product candidates based on our NeuroTrans product candidate.

For further details of our contractual obligations under the asset purchase agreement we entered into with BioMarin Pharmaceutical Inc., please see the Asset Purchase Agreement between Raptor Pharmaceutical Inc. and BioMarin Pharmaceutical Inc. dated January 27, 2006, attached to this current report as Exhibit 10.2.

Liquidity and Capital Resources

Overview

As of February 28, 2006, we had approximately $224,000 in cash, approximately $251,000 in current liabilities and approximately $19,000 of net working capital deficit.

We anticipate that we will not be able to generate revenues until we further develop our drug product candidates and obtain the necessary regulatory approval to market our future drug product candidates, which could take several years or more. Accordingly, our cash flow projections are subject to numerous contingencies and risk factors beyond our control, including market acceptance of our product, competition from well-funded competitors, and our ability to manage our expected growth. We can offer no assurance that our company will generate cash flow sufficient to meet our capital expenditure requirements. If we do not generate significant cash flow from sales of our drug product candidates or from the exercise of our common stock purchase warrants, we will require additional monies during the next 24 month period to execute our business plan.

There are no assurances that we will be able to obtain funds required for our continued operation. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will not be able to meet our other obligations as they become due and we will be forced to scale down or perhaps even cease the operation of our business.

There is substantial doubt about our ability to continue as a going concern as the continuation of our business is dependent upon obtaining further long-term financing, successful and sufficient market acceptance of any product offerings that we may introduce, the continuing successful development of our product offerings and related technologies, and, finally, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

Recent Private Placements

On May 25, 2006, we closed a private placement consisting of 8,333,333 units of our securities at a price of $0.60 per unit, with each unit comprising one share of our common stock and one stock purchase warrant with an exercise price of $0.60 per share for a period of 18 months. As a result, we received gross proceeds of $5,000,000.

On March 23, 2006, our board of directors approved a fourteen (14) for one (1) forward stock split of our authorized, issued and outstanding shares of common stock. We amended our Articles of Incorporation by filing a Certificate of Change with the Nevada Secretary of State wherein we stated that we will issue fourteen (14) shares for every one (1) share of common stock issued and outstanding immediately prior to the effective date of the forward stock split. The change in our Articles of Incorporation was filed with the Nevada Secretary of State effective April 4, 2006. As a result, our authorized capital increased from 25,000,000 shares of common stock with a par value of $0.001 per share to 350,000,000 shares of common stock with a par value of $0.001 per share. This increased our issued and outstanding share capital from 2,807,500 shares of common stock to 39,305,000 shares of common stock.

Based on our current plan of operations, we have sufficient funds for the next 24 months, after which time we will require additional funds to continue our business plan. In the event that we are unable to raise additional financing in the next 24 months, and fail to generate any cash flow, we may modify our operations plan accordingly. These funds may be raised through equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our shares. There is still no assurance that we will be able to maintain operations at a level sufficient for an investor to obtain a return on his investment in our common stock. Further, we may continue to be unprofitable.

Going Concern

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on our audited financial statements for the period September 8, 2005 to February 28, 2006, our independent registered accountants included an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Off-Balance Sheet Arrangements

Our company has no outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. Our company does not engage in trading activities involving non-exchange traded contracts.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock known by us to be owned beneficially as of May 25, 2006 and the date hereof by: (i) each person (including any group) that owns more than 5% of any class of the voting securities of our company; (ii) each director and officer of our company; and (iii) directors and officers as a group. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown. The address for all directors and officers, unless otherwise indicated, is c/o Raptor Pharmaceutical Inc., 9 Commercial Blvd., Suite 200, Novato, CA 94949.

Name and Address of Beneficial Owner (1)	Title of Class	Amount and Nature of Beneficial Owner	Percent of Class (1) (2)
Christopher M. Starr, Ph.D. Chief Executive Officer	Common Stock	3,000,000	10.4%
Todd Zankel, Ph.D. Chief Scientific Officer	Common Stock	3,000,000	10.4%
Erich Sager Director	Common Stock	1,000,000	3.5%
Kim Tsuchimoto, C.P.A. Chief Financial Officer	Common Stock	-	*
Raymond W. Anderson Director	Common Stock	-	*
Directors and Officers (as a group; five individuals)	Common Stock	7,000,000	24.3%

(1) Regulation S-B under the Exchange Act, defines a beneficial owner of a security as any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on May 25, 2006, and the date of this Current Report.

(2) Based upon 28,833,333 issued and outstanding shares of common stock as of May 25, 2006 and as of the date of this Current Report.

* Represents less than 1%

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding our current executive officers and directors:

Name	Age	Position with Our Company	Served as a Director and Officer Since
Raymond W. Anderson	63	Director	May 19, 2006
Christopher M. Starr, Ph.D.	53	Chief Executive Officer and Director	May 19, 2006
Erich Sager	48	Director	May 19, 2006
Todd Zankel, Ph.D.	43	Chief Scientific Officer	May 19, 2006
Kim Tsuchimoto, C.P.A.	43	Chief Financial Officer, Treasurer and Secretary	May 19, 2006

Christopher M. Starr, Ph.D.

Dr. Starr is a co-founder, Chief Executive Officer and director of Raptor Pharmaceutical Inc. since its inception in 2006. Dr. Starr co-founded BioMarin Pharmaceutical Inc. in 1997 where he last served as Senior Vice President and Chief Scientific Officer. As Senior Vice President at BioMarin Pharmaceutical Inc., Dr. Starr was responsible for managing a Scientific Operations team of 181 research, process development, manufacturing and quality personnel through the successful development of commercial manufacturing processes for its enzyme replacement products, and supervised the cGMP design, construction and licensing of a manufacturing facility.

From 1991 to 1998, Dr. Starr supervised research and commercial programs at BioMarin Pharmaceutical Inc.’s predecessor company, Glyko, Inc., where he served as Vice President of Research and Development. At Glyko, Inc., Dr. Starr directed the research and development and commercial operations of the organization. Prior to his tenure at Glyko, Inc., Dr. Starr was a National Research Council Associate at the National Institute of Health studying nuclear membrane transport, cell surface receptor function and protein intracellular trafficking. Dr. Starr earned a B.S. from Syracuse University and a Ph.D. in Biochemistry and Molecular Biology from the State University of New York Health Science Center, in Syracuse, New York.

Raymond W. Anderson

Mr. Anderson currently serves as a director of Raptor Pharmaceutical Inc. since its inception in 2006 and is the

Chief Financial Officer and Vice President, Finance & Administration of Dow Pharmaceutical Inc. Mr. Anderson has more than 30 years of healthcare industry experience, primarily focused in financial management within the biopharmaceutical sector. Prior to joining Dow in 2003, he was Chief Financial Officer for Transurgical, Inc., a private medical technology company. Prior to that, Mr. Anderson served as Chief Operating Officer and Chief Financial Officer at BioMarin Pharmaceutical Inc. from June 1998 to December 2001. Prior to June 1998, Mr. Anderson has held similar executive-level positions with other biopharmaceutical companies including Syntex, Chiron, Glycomed and Fusion Medical Technologies.

Mr. Anderson holds an M.B.A. from Harvard University; an M.S. in Administration from George Washington University; and a B.S. in Engineering from the United States Military Academy.

Erich Sager

Mr. Sager is a director of Raptor Pharmaceutical Inc. since May 2006 and has acted as Chairman of Calltrade Carrier Services AG, a European wholesale phone operator since 2004. From September 1996 until August 2004, Mr. Sager served as the Chairman of LaMont Asset Management SA, a private investment management firm. From April 1994 to August

1996, Mr. Sager served as Senior Vice President, head of Private Banking for Dresdner Bank (Switzerland) Ltd. From September 1991 to March 1994, Mr. Sager served as Vice President, Private Banking-Head German Desk for Deutsche Bank (Switzerland) Ltd. From 1981 to 1989, Mr. Sager held various positions at a number of banks in Switzerland. Mr. Sager served on the BioMarin Pharmaceutical Inc. board of directors from November 1997 to March 2006 and currently serves as a director of Calltrade Carrier Services AG and Zecotek Medical Systems Inc. Mr. Sager received a business degree from the School of Economics and Business Administration in Zurich, Switzerland.

Todd Zankel Ph.D.

Dr. Zankel is a co-founder and Chief Scientific Officer of Raptor Pharmaceutical Inc. since its inception in 2006. From 1997 to 2005, Dr. Zankel served as a Senior Director of Research at BioMarin Pharmaceutical Inc. In this capacity, Dr. Zankel had been responsible for managing a research team of 12 scientists. Dr. Zankel’s research team had developed highly productive manufacturing cell lines for BioMarin’s enzyme replacement drugs and protein drug candidates, utilizing both bacterial and mammalian expression systems. Dr. Zankel’s team also supported the regulatory group at BioMarin Pharmaceutical Inc. by characterizing these cell lines and developing documentation for two biologics license applications with the FDA. Dr. Zankel’s research team has created novel and proprietary drugs and drug delivery technologies using both protein engineering and chemical approaches. Additionally, Dr. Zankel coordinated the activities of the process development and analytical groups for the NeuroTrans program, which was purchased by us and which we are continuing to develop.

Prior to 1997, Dr. Zankel was a fellow for the National Institutes of Health at the Plant Gene Expression Center in Berkeley, California and at the Swiss Institute of Technology in Zurich, Switzerland. Dr. Zankel has been the author of a number of peer-reviewed articles in a variety of scientific areas. Dr. Zankel earned a B.A. from Reed College in Portland, Oregon and a Ph.D. from Columbia University.

Kim Tsuchimoto, C.P.A.

Ms. Tsuchimoto is the Chief Financial Officer, Treasurer and Secretary of Raptor Pharmaceutical Inc. since its inception in 2006. Prior to this, Ms. Tsuchimoto served Interim Controller at International Microcomputer Software, Inc. (OTCBB: IMSI), a software and Internet content company, from October 2005 to March 2006. From June 2005 to August 2005, Ms. Tsuchimoto served as Assistant Vice President, Controller at SpatiaLight Inc. (NASDAQ: HDTV), a high technology company. From February 1997 to June 2005, Ms. Tsuchimoto served at BioMarin Pharmaceutical Inc. and its predecessor company, Glyko, Inc., most recently as Vice President, Treasurer for two years, Vice President, Controller for two years and prior to that, as Controller. Ms. Tsuchimoto was responsible for BioMarin Pharmaceutical Inc.’s and Glyko, Inc.’s SEC and Canadian public company filings, respectively, corporate compliance, corporate governance, cash management and financial reporting. Prior to her employment at BioMarin Pharmaceutical Inc., Ms. Tsuchimoto served as Controller of a marketing consulting firm and an international venture capital firm and worked as a staff accountant in a local public accounting firm. Ms. Tsuchimoto is an inactive licensed California Certified Public Accountant and holds a B.S. in Business Administration with an emphasis in Accounting from San Francisco State University.

Board Meetings and Committees

Our board of directors held no formal meetings during the year ended August 31, 2005. All proceedings of the board of directors were conducted by resolutions consented to in writing by all the directors and filed with the minutes of the proceedings of the directors. Such resolutions consented to in writing by the directors entitled to vote on that resolution at a meeting of the directors are, according to the Nevada General Corporation Law and the by-laws of our company, as valid and effective as if they had been passed at a meeting of the directors duly called and held.

We currently do not have standing audit, nominating or compensation committees, or committees performing similar functions. The board believes that it is not necessary to have a standing audit or compensation committees at this time because the functions of such committees are adequately performed by the entire board.

The board also is of the view that it is appropriate for us not to have a standing nominating committee because our current directors on the board have performed and will perform adequately the functions of a nominating committee. The directors on the board, who perform the functions of a nominating committee, are not independent because they are also officers of our company. The determination of independence of directors has been made using the definition of “independent director” contained under Rule 4200(a)(15) of the Rules of National Association of Securities Dealers. We have not adopted a charter for the nomination committee. There has not been any defined policy or procedure requirements for shareholders to submit recommendations or nomination for directors. We do not believe that a defined policy with regard to the consideration of candidates recommended by shareholders is necessary at this time because we believe that, given the early stages of our development, a specific nominating policy would be premature and of little assistance until its business operations are at a more advanced level. There are no specific, minimum qualifications that the board believes must be met by a candidate recommended by the board. The process of identifying and evaluating nominees for director typically begins with the board soliciting professional firms with whom we have an existing business relationship, such as law firms, accounting firms or financial advisory firms, for suitable candidates to serve as directors. It is followed by the Board’s review of the candidates’ resumes and interview of candidates. Based on the information gathered, the Board then makes a decision on whether to recommend the candidates as nominees for director. We do not pay any fee to any third party or parties to identify or evaluate or assist in identifying or evaluating potential nominees.

Scientific Advisors

We will arrange consulting agreements with a number of leading academic scientists and clinicians. These individuals will serve as key consultants with respect to our product development programs and strategies. They will be distinguished scientists and clinicians with expertise in numerous scientific fields, including neurology, receptor biology and clinical drug testing. They also serve as important contacts for us throughout the broader scientific community.

We will retain each consultant according to the terms of a consulting agreement. Under such agreements, we will pay them a consulting fee and we also plan to issue options to some consultants under future stock option plan to be adopted by our company. Our consultants are employed by institutions other than ours, and therefore may have commitments to, or consulting or advisory agreements with, other entities or academic institutions that may limit their availability to us.

Code of Ethics

Effective May 23, 2006, our company’s board of directors adopted a Code of Business Conduct and Ethics and Compliance Program that applies to all of our officers, directors and employees. As adopted, our Code of Business Conduct and Ethics and Compliance Program sets forth written standards that are designed to deter wrongdoing and to promote: (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (2) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us; (3) compliance with applicable governmental laws, rules and regulations; (4) the prompt internal reporting of violations of the Code of Business Conduct and Ethics and Compliance Program to an appropriate person or persons identified in the Code of Business Conduct and Ethics and Compliance Program; and (5) accountability for adherence to the Code of Business Conduct and Ethics and Compliance Program. Our Code of Business Conduct and Ethics and Compliance Program requires, among other things, that all of our company’s personnel shall be accorded full access to our Chief Financial Officer with respect to any matter which may arise relating to the Code of Business Conduct and Ethics and Compliance Program. Further, all of our company’s personnel are to be accorded full access to our company’s board of directors if any such matter involves an alleged breach of the Code of Business Conduct and Ethics and Compliance Program by our Chief Financial Officer. In addition, our Code of Business Conduct and Ethics and Compliance Program emphasizes that all employees, and particularly managers and/or supervisors, have a responsibility for maintaining financial integrity within our company, consistent with generally accepted accounting principles, and federal and state securities laws. Any employee who becomes aware of any incidents involving financial or accounting manipulation or other irregularities, whether by witnessing the incident or being told of it, must report it to his or her immediate supervisor or to our Chief Financial Officer. If the incident involves an alleged breach of the Code of Business Conduct and Ethics and Compliance Program by our Chief Financial Officer, the incident must be reported to any member of our board of directors. Any failure to report such inappropriate or irregular conduct of others is to be treated as a severe disciplinary matter. It is against our company policy to retaliate against any individual who reports in good faith the violation or potential violation of our company’s Code of Business Conduct and Ethics and Compliance Program by another. We will provide a copy of the Code of Business Conduct and Ethics and Compliance Program to any person without charge, upon request. Requests can be sent to: Raptor Pharmaceutical Inc., 9 Commercial Blvd., Suite 200, Novato, CA 94949. Within the four weeks following the date of this filing, our Code of Conduct will be available on the investor relations section of our company’s website currently under construction. We also will be implementing a whistle blower hotline for our employees that will allow our employees to report suspected illegal accounting, environmental or employment practices directly to our board of directors. This hotline will be in place in approximately four weeks from the date of this filing.

Legal Proceedings

We are not aware of any legal proceedings in which any director or officer, any proposed director or officer or any owner of record or beneficial owner of more than 5% of any class of voting securities of our company, or any affiliate of any such director or officer, proposed director or officer or security holder, is a party adverse to our company or has a material interest adverse to our company.

Certain Relationships and Related Transactions

During the last two years and except as disclosed below, none of the following persons has had any direct or indirect material interest in any transaction to which our company was or is a party, or in any proposed transaction to which our company proposes to be a party:

(a)	any director or officer of our company;

(b)	any proposed director of officer of our company;

(c)	any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our common stock; or

(d)	any member of the immediate family of any of the foregoing persons (including a spouse, parents, children, siblings, and in-laws):

• Mr. Brent McMullin, a previous director and officer of our company, is the father of Mrs. Brett Stewart, also a previous director and officer of our company.

• Pursuant to the terms of the Share Purchase Agreement, we issued to each of Drs. Starr and Zankel (our Chief Executive Officer and our Chief Scientific Officer, respectively) 3,000,000 shares of our common stock and to Erich Sager (one of our directors) 1,000,000 shares of our common stock. However, Drs. Starr and Zankel and Mr. Sager did not own any shares of our common stock at the time when the Share Purchase Agreement was first approved and executed by our company.

• In the ordinary course of setting up the Raptor Pharmaceutical Inc. business, Drs. Starr and Zankel have both loaned money to our company by paying travel expenses and equipment and other costs from their personal funds on behalf of our company. We have promptly reimbursed Drs. Starr and Zankel upon the closing of our private equity financing in May 2006.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common stock and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) reports that they file.

To the best of our knowledge, all executive officers, directors and greater than 10% stockholders filed the required reports in a timely manner.

EXECUTIVE COMPENSATION

The following table sets forth certain compensation paid or accrued to former officers during the fiscal years ended August 31, 2005, 2004 and 2003. Our current officers were not employed by us during the years ended August 31, 2005, 2004 and 2003, therefore no compensation for our current officers is reported in the table below.

SUMMARY COMPENSATION TABLE
Name And Principal Position	Year	Annual Compensation			Long-Term Compensation
					Awards		Payouts
		Salary	Bonus	Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options/SARs	LTIP Payouts	All Other Compensation
		($)	($)	($)	($)	(#)	($)	($)
Brent McMullin(1) Former President and Director	2005	30,000	Nil	Nil	Nil	Nil	Nil	Nil
	2004	Nil	Nil	Nil	Nil	Nil	Nil	Nil
	2003	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Brett Stewart(2) Former President and Director	2005	Nil	Nil	Nil	Nil	Nil	Nil	Nil
	2004	Nil	Nil	Nil	Nil	Nil	Nil	Nil
	2003	Nil	Nil	Nil	Nil	Nil	Nil	Nil

(1) Mr. McMullin became President of our company on April 27, 2004 and resigned as President and director of our company on May 25, 2006.

(2) Mrs. Stewart became President of our company on April 1, 2002 and resigned as President and became our Secretary and Treasurer on April 27, 2004. Mrs. Stewart resigned as an officer and a director of our company on May 25, 2006.

Option Grants in Last Fiscal Year

We have not granted any stock options since inception.

Compensation of Directors

None of our directors received director’s fees or other compensation in the fiscal year ended August 31, 2005. However, we have agreed to compensate our current directors as follows:

- As outside directors both Mr. Sager and Mr. Anderson will receive compensation and are eligible to receive stock options to be granted by our company pursuant to a stock option plan to be adopted by our company. As chairman of the board, Mr. Sager will receive an annual compensation of $40,000 plus an annual travel allowance of up to $18,000 and options to purchase 1,000,000 shares of our common stock upon board approval. Mr. Anderson will receive an annual compensation of $20,000 and options to purchase 500,000 shares of our common stock upon board approval.

Employment Contracts

Drs. Starr and Zankel and Ms. Tsuchimoto entered into employment agreements with Raptor Pharmaceutical Inc. in May 2006. As a result of our acquisition of Raptor Pharmaceutical Inc., we will receive the benefit and assume the obligations under these employment agreements. Each employment agreement has an initial term of three years commencing on May 1, 2006 in the case of Dr. Starr and Ms. Tsuchimoto and May 15, 2006 in the case of Dr. Zankel, and will automatically renew for additional one year periods unless either party under such agreement notifies the other that the term will not be extended. Under their agreements, each officer is entitled to an annual salary ($150,000 each for Drs. Starr and Zankel and $160,000 for Ms. Tsuchimoto), subject to annual review and potential increase by our board of directors. In addition, they are each eligible to receive annual bonuses in cash or stock options as awarded by our board in its discretion.

If any officer’s employment is terminated by us without cause, then the officer will be entitled to continue to receive his or her base salary, bonuses and other benefits for a period of 12 months.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER TRANSACTIONS

Our shares of common stock were initially approved for quotation on the OTC Bulletin Board under the symbol HCCC on October 5, 2004. On April 4, 2006, we effected a 14 for 1 forward split and as a result our trading symbol was changed to HCLN.

There is currently no active trading in our common stock and there is no assurance that an active trading market will ever develop. Accordingly, there is no current public market for our common stock.

There are no outstanding options or warrants to purchase, or securities convertible into, any of our common equity.

Outstanding Shares and Shareholders of Record

At May 25, 2006, there were 28,833,333 shares of our common stock issued and outstanding. These shares were held by approximately ninety (90) shareholders of record.

Dividends

We have not paid any cash dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future. Our current policy is to retain earnings, if any, to fund the development and growth of our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, operating results, capital requirements, applicable contractual restrictions and any other factors that our board of directors deems relevant.

Securities Authorized For Issuance under Equity Compensation Plans

On May 15, 2006, we adopted our 2006 Equity Incentive Plan. You may find the details of our 2006 Equity Incentive Plan from our Schedule 14C filed with the SEC on May 17, 2006.

Item 3.02 Unregistered Sale of Equity Securities

On May 25, 2006, we closed a private placement consisting of 8,333,333 units of our securities at a price of $0.60 per unit, with each unit comprising one share of our common stock and one stock purchase warrant with an exercise price of $0.60 per share for a period of 18 months. As a result, we received gross proceeds of $5,000,000.

We issued the securities to 31 subscribers, including 30 non-United States persons (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933 and 1 United States person who is an accredited investors (as that term is defined in Regulation D of the Securities Act of 1933) in a transaction relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933.

Item 5.06 Change in Shell Company Status

Because we entered into an agreement with Universal Financial Consulting Inc. to sell our wholly-owned subsidiary, Bodysentials Health & Beauty Inc., which has carried on all or substantially all of our business so far, to Universal Financial Consulting Inc. in satisfaction of the loan and interest amount due to them, we met the definition of a “shell company” as defined in Rule 12b-2 of the Exchange Act.

However, upon the completion of the Share Purchase Agreement we entered into with Dr. Christopher Starr, Erich Sager, Dr. Todd Zankel and Falcon Corporate Investments Ltd. on May 25, 2006, we acquired all of the issued and outstanding shares of Raptor Pharmaceutical Inc. Effective May 25, 2006, we commenced operations in the research and development of the receptor-associated protein technologies of Raptor Pharmaceutical Inc. Accordingly, on May 25, 2006, we ceased to be a “shell company” as defined in Rule 12b-2 of the Exchange Act because we now have more than a nominal business operation. You can find further details on the terms of our Share Purchase Agreement with Dr. Christopher Starr, Erich Sager, Dr. Todd Zankel and Falcon Corporate Investments Ltd. for our acquisition of Raptor Pharmaceutical Inc. in our current report on Form 8-K filed on March 14, 2006 and also in Item 2.01 of this current report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

Our financial statements are stated in United States dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles.

The following financial statements are included in this current report:

Audited Financial Statements of Raptor Pharmaceutical Inc. for the period from September 8, 2005 (inception) to February 28, 2006

     Report of Independent Registered Public Accounting Firm

     Balance Sheet as at February 28, 2006

     Statement of Operations for the period from September 8, 2005 (inception) to February 28, 2006

     Statement of Changes in Stockholders’ Equity for the period from September 8, 2005 (inception) to February 28, 2006

     Statement of Cash Flows for the period from September 8, 2005 (inception) to February 28, 2006 Notes to the Financial Statements

Unaudited Pro Forma Combined Condensed Consolidated Financial Information

       Pro Forma Combined Condensed Consolidated Balance Sheet as at February 28, 2006

       Pro Forma Combined Condensed Consolidated Statement of Operations for the period from September 8, 2005
       (inception) to February 28, 2006 of Raptor Pharmaceutical Inc. and from September 8, 2005 to February 28, 2006 of
     Highland Clan Creations Corp.

     Notes to the Pro Forma Combined Condensed Consolidated Financial Information

Audited Financial Statements of Raptor Pharmaceutical Inc. as of February 28, 2006 and

For the period from September 8, 2005 (inception) to February 28, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Raptor Pharmaceutical Inc.

We have audited the accompanying balance sheet of Raptor Pharmaceutical Inc. (a development stage enterprise) as of February 28, 2006 and the related statements of operations, stockholders’ equity and cash flows for the period from September 8, 2005 (inception) through February 28, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Raptor Pharmaceutical Inc. as of February 28, 2006 and the results of its operations and its cash flows for the period from September 8, 2005 (inception) through February 28, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has a significant accumulated deficit and has sustained negative cash flows from operations since its inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ Burr, Pilger & Mayer LLP

San Francisco, California

March 16, 2006

Raptor Pharmaceutical Inc.
(A Development Stage Company)
Balance Sheet
February 28, 2006

ASSETS
Current assets:
Cash	$223,697
Prepaid expenses	8,000
Total current assets	231,697
Intangible assets, net	149,375
Total assets	$381,072

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accrued liabilities	$227,958
Due to stockholders	22,992
Total liabilities	$250,950
Commitments and contingencies (Note 7)
Stockholders' equity:
Common stock, $0.001 par value, 10,000,000 shares authorized, issued and outstanding	10,000
Common stock subscribed, 2,060,000 shares	2,060
Additional paid-in capital	298,000
Stockholder and subscriptions receivable	(50,274)
Deficit accumulated during development stage	(129,664)
Total stockholders' equity	130,122
Total liabilities and stockholders' equity	$381,072

The accompanying notes are an integral part of these financial statements.

Raptor Pharmaceutical Inc.
(A Development Stage Company)
Statement of Operations
For the Period from September 8, 2005 (Inception) to
February 28, 2006
Revenues	$-
Operating expenses:
General and administrative	128,326
Research and development	1,612
Total operating expenses	129,938
Loss from operations	(129,938)
Interest income	274
Net loss	$(129,664)
Basic and diluted net loss per share	$(0.01)
Weighted average shares outstanding	10,000,000

The accompanying notes are an integral part of these financial statements.

Raptor Pharmaceutical Inc. (A Development Stage Company) Statement of Stockholders' Equity For the Period from September 8, 2005 (Inception) to February 28, 2006

	Common stock		Common stock subscribed		Additional paid-in	Stockholder and subscriptions receivable	Deficit accumulated during the development

	Shares	Amount	Shares	Amount	Capital		stage	Total

Balance at September 8, 2005 issuance of common stock to founders at $0.001 per share	10,000,000	$10,000	-	$-	$ -	$(10,000)	$ -	$ -

Common stock subscribed at $0.001 per share pursuant to a consulting agreement dated September 2005	-	-	60,000	60	-	-	-	60

Common stock subscribed at $0.10 per share pursuant to a subscription			1,000,000
agreement dated February 2006				1,000	99,000	(50,000)	-	50,000

Common stock subscribed at $0.20 per share pursuant to a subscription			1,000,000
agreement dated February 2006				1,000	199,000	-	-	200,000

Interest accrued on stockholder and subscriptions receivable	-	-	-	-	-	(274)	-	(274)

Repayment of stockholder and subscriptions receivable	-	-	-	-	-	10,000	-	10,000
Net loss	-	-	-	-	-	-	(129,664)	(129,664)
Balance at February 28, 2006	10,000,000	$10,000	2,060,000	$2,060	$ 298,000	$(50,274)	$ (129,664)	$ 130,122
The accompanying notes are an integral part of these financial statements.

Raptor Pharmaceutical Inc.
(A Development Stage Company)
Statement of Cash Flows

For the Period from September 8, 2005 (Inception) to February 28, 2006

Cash flows from operating activities:
Net loss	$(129,664)
Adjustments to reconcile net loss to net cash
used in operating activities:
Common stock subscribed pursuant to a consulting agreement	60
Amortization of intangible assets	625
Interest accrued on stockholder and subscriptions receivable	(274)
Changes in assets and liabilities:
Prepaid expenses	(8,000)
Intangible assets	(150,000)
Accrued liabilities	227,958
Net cash used in operating activities	(59,295)
Cash flows from financing activities:
Proceeds from sale of common stock	10,000
Proceeds from common stock subscribed	250,000
Cash advances from stockholders	22,992
Net cash from financing activities	282,992
Net increase in cash and cash equivalents	223,697
Cash and cash equivalents, beginning of period	-
Cash and cash equivalents, end of period	$223,697
Supplemental cashflow information:
Interest paid	$-
Income taxes paid	$-
Supplemental disclosure of non-cash financing activities:
Notes receivable issued in exchange for common stock	$50,000

The accompanying notes are an integral part of these financial statements.

RAPTOR PHARMACEUTICAL INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

(1) NATURE OF OPERATIONS AND BUSINESS RISKS

     Raptor Pharmaceutical Inc. (the Company or Raptor) is developing a promising novel drug-targeting platform, based on the use of Receptor-Associated-Protein (“RAP”). Raptor's RAP-based delivery technology may selectively target the delivery of engineered drugs to organs, tissues and cell types through the use of specific receptor systems. The Company was incorporated in the state of Delaware on September 8, 2005 (date of inception). The Company’s fiscal year end is August 31.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation

     The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Through February 28, 2006, the Company had an accumulated deficit of approximately $130,000. Management expects to incur further losses for the foreseeable future. The Company expects to finance future cash needs primarily through proceeds from equity or debt financings, loans, collaborative agreements with corporate partners, or through a business combination with a company that has such financing in order to be able to sustain its operations until the Company can achieve profitability and positive cash flows, if ever.

     Management plans to seek additional debt and/or equity financing for the Company through private or public offerings or through a business combination, but it cannot assure that such financing will be available on acceptable terms, or at all. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     The Company is subject to a number of risks, including: the need for financings; the uncertainty of the Company’s research and development efforts resulting in successful commercial products; competition from larger organizations; reliance on the proprietary technology of others; dependence on key personnel; uncertain patent protection; and dependence on corporate partners and collaborators.

(b) Use of Estimates

     The preparation of financial statements in conformity with United States GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c) Fair Value of Financial Instruments

     The carrying amounts of certain of the Company's financial instruments including cash and cash equivalents, prepaid expenses, accounts payable and accrued liabilities approximate fair value due to their short maturities.

(d) Cash and cash equivalents

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

RAPTOR PHARMACEUTICAL INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

(e) Intangible Assets

     Intangible assets include the intellectual property and other rights relating to the RAP technology. The intangible assets are amortized using the straight-line method over the estimated useful life of 20 years, which is the life of the intellectual property patents.

(f) Impairment of Long-Lived Assets

     The Company evaluates its long-lived assets for indicators of possible impairment by comparison of the carrying amounts to future net undiscounted cash flows expected to be generated by such assets when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Should an impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset's fair value or discounted estimates of future cash flows. The Company has not identified any such impairment losses to date.

(g) Income Taxes

     Income taxes are recorded under the liability method, under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assts to the amount expected to be realized.

(h) Research and Development

Research and development costs are charged to expense as incurred.

(i) Net Loss Per Share

     Net loss per share is calculated by dividing net loss by the weighted average shares of common stock outstanding during the period. Diluted net income per share is calculated by dividing net income by the weighted average shares of common stock outstanding and potential shares of common stock during the period. As of February 28, 2006, the Company had 2,060,000 potential shares of common stock subscribed as discussed below in note 6. Potentially dilutive securities of 2,060,000 are excluded from the computation if their effect is anti-dilutive.

(j) Recent Accounting Pronouncements

     In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections—A Replacement of APB Opinion No. 20 and FASB Statement No. 3 (SFAS 154). SFAS 154 requires retrospective application to prior periods’ financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 also requires that a change in depreciation, amortization, or depletion method for long-lived non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. The Company is required to adopt the provisions of SFAS 154, as applicable, beginning in the first fiscal quarter beginning September 1, 2006.

RAPTOR PHARMACEUTICAL INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

     In December 2004, FASB issued Statement of Financial Accounting Standards SFAS No. 123 (Revised 2004), Share-Based Payments. The new pronouncement replaces the existing requirements under SFAS No.123 and APB 25. According to SFAS No. 123 (R), all forms of share-based payments to employees, including employee stock options and employee stock purchase plans, would be treated the same as any other form of compensation by recognizing the related cost in the Statement of Operations. This pronouncement eliminates the ability to account for stock-based compensation transactions using APB No. 25 and generally would require instead that such transactions be accounted for using a fair-value based method. FASB concluded that, for small business issuers, SFAS No. 123 (R) is effective for awards and stock options granted, modified or settled in cash in annual periods beginning after December 15, 2005. SFAS No. 123 (R) provides transition alternatives for public companies to restate prior interim periods or prior years. We are in the process of evaluating the impact of this standard on our Statement of Operations.

     In March 2005, the SEC issued Staff Accounting Bulletin (“SAB”) No. 107, providing supplemental implementation guidance for SFAS 123(R). In April 2005, the Securities and Exchange Commission approved a rule that delayed the effective date of SFAS 123(R) to the first annual reporting period beginning after December 15, 2005 for companies that file as small business issuers. The Company is evaluating the requirements under SFAS 123(R) and SAB 107 and expects the adoption to have a significant adverse impact on the Company’s statements of operations and net loss per share. SFAS 123(R) will be effective for the Company beginning with the first fiscal quarter beginning September 1, 2006.

(3) INTANGIBLE ASSETS

     On January 27, 2006, BioMarin Pharmaceutical Inc. (“BioMarin”) assigned the intellectual property and other rights relating to the RAP technology to the Company. As compensation for the assignment of the RAP technology, BioMarin will receive milestone payments based on certain financing and regulatory triggering events. Other than milestone payments, no other consideration was paid for this assignment. The Company has recorded $150,000 of intangible assets and current liabilities on the balance sheet as of February 28, 2006 based on the estimated fair value of its agreement with BioMarin. The intangible asset is being amortized monthly over twenty years, which is the life of the intellectual property patents. During the period ended February 28, 2006, the Company amortized $625 of intangible assets to research and development expense.

     The following table summarizes the actual and estimated amortization expense for our intangible assets for the periods indicated:

Amortization period	Amortization expense
September 8, 2005 (inception) to February 28, 2006 - Actual	$625
September 8, 2005 (inception) to August 31, 2006 - Estimate	4,375
Fiscal year ending August 31, 2007 – Estimate	7,500
Fiscal year ending August 31, 2008 – Estimate	7,500
Fiscal year ending August 31, 2009 – Estimate	7,500
Fiscal year ending August 31, 2010 – Estimate	7,500

RAPTOR PHARMACEUTICAL INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

(4) INCOME TAXES

     There is no provision for income taxes because the Company has incurred operating losses. Deferred income taxes reflect the net tax effects of net operating loss and tax credit carryovers and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

February 28,
2006
Deferred tax assets (liabilities):
Federal and state net operating losses	$13,000
Purchased intangibles	(60,000)
Accrued expenses	65,000
Total deferred tax assets	18,000
Valuation allowance	(18,000)
Net deferred tax assets	$-

     As of February 28, 2006, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $32,000 which expire beginning after the year 2025 and 2015, respectively.

      The valuation allowance increased $18,000 during the period ending February 28, 2006.

     Utilization of the Company’s net operating loss may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss before utilization.

(5) ISSUANCE OF COMMON STOCK

FOUNDERS’ SHARES

     Upon incorporation on September 8, 2005, the Company issued 5,000,000 shares of common stock to each of its founders for an aggregate issuance of 10,000,000 shares. The founders, Christopher M. Starr, Ph.D., and Todd Zankel, Ph.D., are the President and Chief Scientific Officer, respectively. The founders paid par value or $0.001 per share for an aggregate $10,000 to the Company in January 2006.

RAPTOR PHARMACEUTICAL INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

(6) COMMON STOCK SUBSCRIBED

     On February 3, 2006, the Company received a subscription agreement for 1,000,000 shares of common stock at $0.10 per share for an aggregate $100,000 to a third party in exchange for a promissory note. $50,000 of the promissory note was due and paid on February 7, 2006 and $50,000 plus accrued interest at 8% per annum was due on March 15, 2006 and was paid on March 9, 2006. The $50,000 note plus interest accrued through February 28, 2006 is reflected in the equity section of the balance sheet. The common stock was issued in May 2006.

     On February 23, 2006, the Company received a subscription agreement for 1,000,000 shares of common stock at $0.20 per share for an aggregate $200,000 to a third party. The common stock was issued in May 2006.

     On September 14, 2005, the Company entered into an agreement with its legal counsel which allows the Company to defer the payment of legal fees until the Company obtains significant financing. Under this agreement the Company is obligated to issue 0.5% of its outstanding common stock to its legal counsel prior to a significant financing. As of February 28, 2006, the Company has not issued such stock and has recorded $60 of legal expense and additional paid-in capital based on the market value of the 60,000 shares of common stock subscribed. Common stock subscribed to non-employees are accounted for in accordance with SFAS 123 and the Emerging Issues Task Force Consensus No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services,” which are recorded at fair value of the consideration received or the fair value of the equity investments issued. The fair value of the common stock subscribed was measured as of the performance commitment date in September 2005. Since there is no specified service period in the agreement, the fair value of $60 was expensed as of the agreement date.

(7) COMMITMENTS AND CONTINGENCIES

OFFICE LEASE

     In March 2006, the Company entered into a new lease for the Company’s executive offices and research laboratory in Novato, California. Base monthly payments are $5,206 per month subject to annual rent increase of between 3% to 5%, based on the Consumer Price Index (CPI). During the period September 8, 2005 (inception) to February 28, 2006, the Company paid $0 in rent. In March 2006, the Company paid $20,206 as a security deposit on this lease, which expires in March 2009. The lease allows for one three-year extension at the market rate. The lease allows for up to $16,643 in reimbursement for tenant improvements.

     The minimum future lease payments under these operating leases assuming a 3% CPI increase per year are as follows:

Period	Amount
September 8, 2005 (inception) to February 28, 2006	$0
September 8, 2005 (inception) to August 31, 2006	26,032
Fiscal year ending August 31, 2007	63,258
Fiscal year ending August 31, 2008	65,155
September 1, 2008 to March 31, 2009	38,664

(8) SUBSEQUENT EVENT

     On March 8, 2006, the Company executed a binding agreement to sell 100% of its issued and outstanding common stock to Highland Clan Creations Corp. (“HCCC”) as part of a $3.5 million financing. The existing stockholders of the Company will receive shares in HCCC, a public shell company. The financing represents 7 million units at $0.50 per unit, each unit consisting of one share of common stock and one stock purchase warrant exercisable for one share of common stock at $ 0.50 per share. The warrants are exercisable for 18 months. HCCC has an option to sell an additional $0.5 million of units on the same terms. The closing of the financing is subject to customary closing conditions. As part of the binding agreement, HCCC has provided the Company a loan of $0.2 million to be repaid with accrued interest the earlier of six months or upon closing of the financing.

Unaudited Pro Forma Combined Condensed
Consolidated Financial Information

PRO FORMA FINANCIAL INFORMATION

     Unaudited Pro Forma Combined Condensed Consolidated Financial Statements of Raptor
Pharmaceutical Inc. (“Raptor”) and Highland Clan Creations Corp. (“HCCC”) as of February
28, 2006 and for the period from September 8, 2005 (Inception)

to February 28, 2006

On May 25, 2006, Highland Clan Creations Corp. (“HCCC”) completed a Share Purchase Agreement with the stockholders of Raptor Pharmaceuticals Inc. (Raptor), a privately-held Delaware corporation, to acquired all of the issued and outstanding capital stock of Raptor. As a result, Raptor became a wholly owned subsidiary of HCCC and stockholders of Raptor now own approximately 27.8% of HCCC taking into account the common stock issued in connection with a $5,000,000 financing which closed concurrently with the Share Purchase Agreement. The $5,000,000 financing resulted from the sale of HCCC of 8,333,333 units at $0.60 per unit. Each unit consisted of one share of common stock of HCCC and one common stock warrant to purchase HCCC stock, exercisable at $0.60 per share for 18 months. For accounting purposes, the Share Purchase Agreement between HCCC and Raptor is considered a capital transaction accompanied by a recapitalization of Raptor rather than a business combination since HCCC had only a minor amount of net assets and no operations.

The unaudited pro forma combined condensed consolidated financial statements reflect the closing of the reverse merger transaction as of February 28, 2006 for balance sheet purposes and as of September 8, 2005 (inception) for statement of operations purposes, as if the Closing had occurred as of such date. The unaudited pro forma financial data and the notes thereto should be read in conjunction with each of Raptor’s and HCCC’s historical financial statements. The unaudited pro forma financial data is based upon certain assumptions and estimates of management that are subject to change. The unaudited pro forma financial data is presented for illustrative purposes only and is not necessarily indicative of any future results of operations or the results that might have occurred if the reverse merger transaction had actually occurred on the indicated date.

Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet

	Raptor				Pro Forma
	Pharmaceutical				Balance
	Inc.	HCCC			Sheet
	February 28,	February 28,	Pro Forma		February 28,
	2006	2006	Adjustments		2006
Current assets:
Cash and cash equivalents	$ 223,697	$ 1,798	$ (1,798)	(A)	$ 4,793,697
			4,570,000	(B)
Deposits and other current assets	8,000				8,000
Total current assets	231,697	1,798	4,568,202		4,801,697
Intangible assets, net	149,375				149,375
Assets held for sale		18,915	(18,915)	(A)	-
Total assets	$ 381,072	$ 20,713	$ 4,549,287		$ 4,951,072
Current liabilities
Accounts payable and accrued liabilities	227,958	29,045	(29,045)	(A)	227,958
Accounts payable - related parties	-	59,282	(59,282)	(A)	-
Convertible notes payable, net	-	97,223	(97,223)	(A)	-
Due to stockholders	22,992	16,062	(16,062)	(A)	22,992
Total liabilities	250,950	201,612	(201,612)		250,950
Stockholders' equity:
Common stock	10,000	39,305	8,333	(B)	28,833
			(28,805)	(C)
Common stock subscribed	2,060	-	-		2,060
Additional paid-in capital	298,000	134,606	4,561,667	(B)	5,023,078
			28,805	(C)
Stockholder and subscriptions receivable	(50,274)	-	-		(50,274)
Accumulated other comprehensive income		2,168	-		2,168
Deficit accumulated during development stage	(129,664)	(356,978)	180,899	(A)	(305,743)
Total stockholders' equity	130,122	(180,899)	4,750,899		4,700,122
Total liabilities and stockholders' equity	$ 381,072	$ 20,713	$ 4,549,287		$ 4,951,072

Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations

	Raptor Pharmaceutical Inc. For the Period from September 8, 2005 (Inception) to February 28, 2006	HCCC For the Period from September 8, 2005 to February 28, 2006	Pro Forma Adjustments		From the Period from September 8, 2005 to February 28, 2006
Sales	$ -	$ 10,392			$ 10,392
Cost of goods sold	-	(4,878)			(4,878)
Gross profit	-	5,514	-		5,514
Operating expenses:
General and administrative	128,326	82,555			210,881
Research and development	1,612	-			1,612
Total operating expenses	129,938	82,555	-		212,493
Loss from operations	(129,938)	(77,041)	-		(206,979)
Interest income	274				274
Interest expense		(10,406)			(10,406)
Gain on forgiveness of debt			180,899	(A)	180,899
Net loss	(129,664)	(87,447)	180,899		(36,212)
Foreign currency translations	-	89	-		89
Net comprehensive loss	$ (129,664)	$ (87,358)	$ 180,899		$ (36,123)
Net loss per share:
Basic and diluted	$ (0.01)	$ (0.00)	$ (0.01)		$ (0.00)
Weighted average shares outstanding used to compute:
Basic and diluted	10,000,000	39,305,000	(22,298,256)	(C)	27,006,744

NOTES TO THE PRO FORMA COMBINED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

The combined condensed consolidated balance sheet and combined condensed consolidated statement of operations includes the accounts of the Raptor and HCCC. This acquisition will be accounted for as a reverse merger (recapitalization) with Raptor deemed to be the accounting acquirer, and HCCC deemed to be the legal acquirer.

(A) Concurrent with the reverse merger, HCCC is required to sell its pre-merger assets and liabilities. This adjustment reflects the sale of HCCC’s pre-merger assets and forgiveness of net liabilities including the recognition of a gain on the forgiveness of the net liabilities.

(B) Concurrent with the reverse merger, HCCC is required to raise additional working capital for the Raptor operations. This adjustment assumes that 8,333,333 units (comprising of one share of common stock and one common stock warrant) of HCCC is sold at $0.60 per share for gross proceeds of $5,000,000. The 8,333,333 common stock warrants were valued at $2,400,000 and recorded as additional paid in capital on the pro forma combined condensed consolidated balance sheet. The value of the warrants was calculated using the Black-Scholes model with a strike price of $0.60 per share, a risk-free interest rate of 4.9%, an 18 month term, a zero dividend rate and 100% volatility. The amount allocated to the common stock portion of the units was approximately $2,600,000 and was also recorded as additional paid in capital and common stock. Estimated legal, accounting and other closing costs of $430,000 is reflected as a reduction of the proceeds received by HCCC.

(C) Concurrent with the reverse merger, former officers of HCCC have agreed to retire an aggregate of 26,805,000 post-split shares of HCCC’s common stock without remuneration. Additionally, as part of the reverse merger, officers of Raptor have agreed to retire 4,000,000 of the 10,000,000 shares of Raptor’s common stock held by them prior to the closing of the reverse merger and upon closing will receive 6,000,000 share of HCCC’s common stock. The total outstanding shares are 28,833,333 on a pro forma basis as of February 28, 2006, with existing HCCC stockholders holding approximately 43%; Raptor stockholders holding approximately 28%; and new outside investors holding approximately 29% of the post reverse merger entity.

Exhibits

10.1	Share Purchase Agreement between Highland Clan Creations Corp. and Dr. Christopher Starr, Erich Sager, Dr. Todd Zankel and Falcon Corporate Investments Ltd. dated March 9, 2006. (Incorporated by reference from our current report on Form 8-K filed on March 14, 2006).

10.2	Asset Purchase Agreement between Raptor Pharmaceutical Inc. and BioMarin Pharmaceutical Inc. dated January 27, 2006.

10.3	Assignment and Assumption Agreement between Raptor Pharmaceutical Inc. and BioMarin Pharmaceutical Inc. dated January 27, 2006. (Incorporated by reference from our current report on Form 8-K filed on May 26, 2006).

10.4	Security Agreement between Raptor Pharmaceutical Inc. and BioMarin Pharmaceutical Inc. dated January 27, 2006. (Incorporated by reference from our current report on Form 8-K filed on May 26, 2006).

10.5	Employment Agreement between Raptor Pharmaceutical Inc. and Dr. Christopher Starr dated May 1, 2006. (Incorporated by reference from our current report on Form 8-K filed on May 26, 2006).

10.6	Employment Agreement between Raptor Pharmaceutical Inc. and Dr. Todd Zankel dated May 15, 2006. (Incorporated by reference from our current report on Form 8-K filed on May 26, 2006).

10.7	Employment Agreement between Raptor Pharmaceutical Inc. and Ms. Kim Tsuchimoto dated May 1, 2006. (Incorporated by reference from our current report on Form 8-K filed on May 26, 2006).

4.1	Code of Ethics. (Incorporated by reference from our current report on Form 8-K filed on May 26, 2006).

21.1	Raptor Pharmaceutical Inc., a Delaware corporation.

23.1	Consent of Burr, Pilger, & Mayer LLP, Independent Registered Accounting Firm. (Incorporated by reference from our current report on Form 8-K filed on May 26, 2006).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIGHLAND CLAN CREATIONS CORP.

By: /s/ Christopher Starr

Dr. Christopher Starr
Chief Executive Officer and Director

Date: June 30, 2006